Exhibit 4.67
Dated 24 January 2018

TORTUGA OWNERS INC.
CECILIA OWNING COMPANY LIMITED
FAROS OWNERS INC. and
REGINA OWNERS INC.
as joint and several Borrowers

and

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
 as Lenders

and

CREDIT SUISSE AG
 as Agent, Security Trustee and Swap Bank

LOAN AGREEMENT
relating to
a senior secured term loan facility of up to $90,000,000
to refinance part of the acquisition costs of
 m.ts. "SHIRAGA", "SAMSARA", "STAMOS" and "BALLA"

WATSON FARLEY
&
 WILLIAMS

Index

Clause		Page

1	Interpretation	1
2	Facility	19
3	Position of the Lenders and the Swap Bank	20
4	Drawdown	21
5	Interest	22
6	Interest Periods	24
7	Default Interest	25
8	Repayment, Prepayment, Deferral and Cash sweep	27
9	Conditions Precedent	32
10	Representations and Warranties	33
11	General Undertakings	35
12	Corporate Undertakings	41
13	Insurance	43
14	Ship Covenants	48
15	Security Cover	53
16	Payments and Calculations	55
17	Application of Receipts	57
18	Application of Earnings, Swap Payments	58
19	Events of Default	59
20	Fees and Expenses	66
21	Indemnities	67
22	No Set-Off or Tax Deduction	69
23	Illegality, etc	72
24	Increased Costs	73
25	Set-Off	75
26	Transfers and Changes in Lending Offices	76
27	Variations and Waivers	80
28	Notices	81
29	Joint and Several Liability	84
30	Supplemental	85
31	Bail In	86
32	Law and Jurisdiction	86

Schedules

Schedule 1 Lenders and Commitments		88
Schedule 2 Drawdown Notice		89
Schedule 3 Condition Precedent Documents		91
Part A		91
Part B		92

Execution

Execution Pages		98

THIS LOAN AGREEMENT is made on 24 January 2018
PARTIES
(1)
TORTUGA OWNERS INC., CECILIA OWNING COMPANY LIMITED, FAROS OWNERS INC., and REGINA OWNERS INC., each a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as joint and several Borrowers.

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 as Lenders.
(3)	CREDIT SUISSE AG, as Agent, Security Trustee and Swap Bank.
BACKGROUND
(A)
The Lenders have agreed to make available to the Borrowers a senior secured term loan facility of up to the lesser of (i) $90,000,000 and (ii) 50% of the aggregate Initial Market Value of the Ships, in four Advances as follows:

(i)	an advance in an amount of up to $28,000,000 to refinance part of the acquisition cost of Ship A by Borrower A;
(ii)	an advance in an amount of up to $26,000,000 to refinance part of the acquisition cost of Ship B by Borrower B;
(iii)	an advance in an amount of up to $15,000,000 to refinance part of the acquisition cost of Ship C by Borrower C; and
(iv)	an advance in an amount of up to US$21,000,000 to refinance part of the acquisition cost of Ship D by Borrower D.
(B)	The Swap Bank has also entered or may enter into a master agreement pursuant to which it may enter into Transactions (as hereinafter defined) with the Borrowers from time to time.
OPERATIVE PROVISIONS
IT IS AGREED as follows:
1	INTERPRETATION
1.1	Definitions
Subject to Clause 1.5, in this Agreement:
"Account Security Deed" means a deed creating security, in respect of, inter alia, each Earnings Account and each Minimum Liquidity Account in the Agreed Form and in the plural means all of them;
"Advance" means the principal amount of each borrowing by the Borrowers under this Agreement and includes each of Advance A, Advance B, Advance C and Advance D or, as the context may require, the principal amount thereof outstanding at any relevant time;

"Advance A" means the amount which may be drawn by the Borrowers in accordance with Clause 2.1(a) to refinance part of the acquisition cost of Ship A or, as the context may require, the principal amount thereof outstanding at any relevant time;
"Advance B" means the amount which may be drawn by the Borrowers in accordance with Clause 2.1(b) to refinance part of the acquisition cost of Ship B or, as the context may require, the principal amount thereof outstanding at any relevant time;
"Advance C" means the amount which may be drawn by the Borrowers in accordance with Clause 2.1(c) to refinance the acquisition cost of Ship C or, as the context may require, the principal amount thereof outstanding at any relevant time;
"Advance D" means the amount which may be drawn by the Borrowers in accordance with Clause 2.1(d) to refinance part of the acquisition cost of Ship D or, as the context may require, the principal amount thereof outstanding at any relevant time;
"Affected Lender" has the meaning given to it in Clause 5.7;
"Affiliate" means, in relation to any person, a subsidiary of that person or a Holding Company of that person or any other subsidiary of that Holding Company;
"Agency and Trust Agreement" means the agency and trust agreement dated the same date as this Agreement and made between the same parties;
"Agent" means Credit Suisse AG, with its registered office at Paradeplatz 8, 8001 Zurich, Switzerland and acting in such capacity through its office at St. Alban-Graben 1-3, Basel 4051, Switzerland, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of the Majority Lenders) or as otherwise approved in accordance with any other approved procedure specified in any relevant provision of any Finance Document;
"Approved Flag" means the Maltese flag or, as at the date of this Agreement, the Marshall Islands flag or the Cayman Islands flag or any other flag the Majority Lenders may, in their absolute discretion, approve as the flag on which a Ship may be registered;
"Approved Flag State" means the Republic of Malta or, as at the date of this Agreement, the Republic of the Marshall Islands and the Republic of Cayman Islands or any other country in which the Majority Lenders may, in their absolute discretion, approve that a Ship may be registered;
"Approved Manager" means, in relation to a Ship, TMS Tankers Ltd., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, or any other company which is a member of the Group, or any other company nominated by the Borrowers and approved by the Agent (acting on the instructions of the Majority Lenders) or any other company which the Agent (with the authorisation of the Majority Lenders) may, at the request of the Borrowers, approve from time to time (it being agreed that company which is in the same ultimate beneficial ownership and having technical management skills and expertise of similar levels as TMS Tankers Ltd. shall be deemed to be approved by the Majority Lenders) as the technical and/or commercial manager of that Ship;

"Approved Manager's Undertaking" means, in respect of a Ship, a letter of undertaking executed by the Approved Manager in favour of the Security Trustee and agreeing certain matters in relation to the Approved Manager serving as the manager of that Ship and subordinating the rights of the Approved Manager against that Ship and the Borrower owning that Ship to the rights of the Creditor Parties under the Finance Documents and assigning the interests of the Approved Manager in that Ship's Insurances in favour of the Security Trustee, in the Agreed Form;
"Approved Valuer" means each of Clarksons Valuations Limited of London, Arrow Shipbroking Group of London, Lorentzen & Stemoco of Oslo, Galbraiths Limited of London, Braemar ACM Shipbroking of London, Simpsons, Spence and Young of London and Fearnleys A/S of Oslo (subject to periodical review by the Agent in respect of any of these companies becoming a Restricted Party) or any other firm or firms of reputable and independent sale and purchase shipbrokers nominated by the Borrowers and approved in writing by the Agent, acting with the authorisation of the Majority Lenders;
"Assignable Charter" means, in relation to a Ship, any charterparty or other contract of employment in relation to that Ship for a term exceeding 12 months or capable of exceeding 12 months in duration (including any optional extensions);
"Availability Period" means, in relation to each Advance, the period commencing on the date of this Agreement and ending on:
(a)	31 March 2018 (or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrowers); or
(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;
"Balloon Instalment" has the meaning given to it in Clause 8.1;
"Bail-In Action" means the exercise of any Write-down and Conversion Powers;
"Bail-In Legislation" means:
(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;
"Borrower" means each of Borrower A, Borrower B, Borrower C and Borrower D and, in the plural, means all of them;
"Borrower A" means Tortuga Owners Inc., a corporation incorporated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"Borrower B" means Cecilia Owning Company Limited, a corporation incorporated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;
"Borrower C" means Faros Owners Inc., a corporation incorporated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;
"Borrower D" means Regina Owners Inc., a corporation incorporated and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;
"Business Day" means a day (other than a Saturday or a Sunday) (i) which is not a public holiday in Athens and (ii) on which banks are open for general business in London, Zurich, Basel and, only in respect of the Drawdown Date, Malta and, in respect of a day on which a payment in Dollars is required to be made under a Finance Document, also in New York City;
"Charterparty Assignment" means, in relation to an Assignable Charter, an assignment of the rights of the Borrower who is a party to that Assignable Charter and any guarantee of the obligations of the charterer under such Assignable Charter, executed or to be executed by that Borrower in favour of the Security Trustee in the Agreed Form and, in the plural, means all of them;
"Code" means the US Internal Revenue Code of 1986;
"Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);
"Confirmation" and "Early Termination Date", in relation to any continuing Transaction, have the meanings given in the Master Agreement;
"Contractual Currency" has the meaning given in Clause 21.4;
"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;
"Corporate Guarantor" means Dryships Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;
"Creditor Party" means the Agent, the Security Trustee, the Swap Bank or any Lender, whether as at the date of this Agreement or at any later time and, in the plural, means any or all of them;
"Defaulting Party" shall have the meaning given in the Master Agreement;
"Deferred Amount" has the meaning given in Clause 8.13;
"Dollars" and "$" means the lawful currency for the time being of the United States of America;

"Drawdown Date" means, in relation to an Advance, the date requested by the Borrowers for that Advance to be made, or (as the context requires) the date on which that Advance is actually made;
"Drawdown Notice" means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);
"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):
(a)	except to the extent that they fall within paragraph (b):
(i)	all freight, hire and passage moneys;
(ii)	compensation payable to any Borrower or the Security Trustee in the event of requisition of a Ship for hire;
(iii)	remuneration for salvage and towage services;
(iv)	demurrage and detention moneys;
(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of a Ship;
(vi)	all moneys which are at any times payable under Insurances in respect of loss of hire; and
(vii)	contributions of any nature whatsoever in respect of general average; and
(b)
if and whenever a Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vii) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

"Earnings Account" means, in relation to a Ship, an account in the name of the Borrower owning that Ship with the Agent in Basel and designated "Earnings Account" or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Earnings Account in relation to that Ship for the purposes of this Agreement and, in the plural means, any of them;
"EEA Member Country" means any member state of the European Union, Iceland, Lichtenstein and Norway;
"Environmental Claim" means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
"Environmental Incident" means:
(a)	any release of Environmentally Sensitive Material from a Ship; or
(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Borrower and/or any Security Party and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where any Borrower and/or any Security Party and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time;
"Event of Default" means any of the events or circumstances described in Clause 19.1;
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

"FATCA Deduction" means a deduction or withholding from a payment under any Finance Document required by FATCA;

"FATCA Exempt Party" means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction;
"Final Maturity Date" means, in relation to each Advance, the earlier of (i) the date falling on the fifth anniversary of the Drawdown Date of that Advance and (ii) 31 March 2023;
"Finance Documents" means:
(a)	this Agreement;
(b)	the Agency and Trust Agreement;
(c)	the Guarantees;
(d)	the Master Agreement;
(e)	the Master Agreement Assignment;
(f)	the Mortgages;
(g)	the General Assignments;
(h)	the Account Security Deeds;
(i)	the Approved Manager's Undertakings;
(j)	any Negative Pledge;
(k)	any Charterparty Assignment; and
(l)
any other document (whether creating a Security Interest or not) which is executed at any time by any Borrower, a Shareholder, any Approved Manager, or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Bank under this Agreement or any of the other documents referred to in this definition;

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)
under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

"GAAP" means generally accepted international accounting principles as from time to time set forth by the statements of International Financial Reporting Standards ("IFRS") issued by the International Accounting Standards Committee;
"General and Administrative Expenses" means, in relation to a Borrower, the general and administrative expenses incurred by that Borrower during any 6-month period commencing on 1 January or 1 July in any financial year of that Borrower as disclosed at any relevant time to the Agent, such expenses to be in all respects acceptable to the Agent;
"General Assignment" means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship, in the Agreed Form and, in the plural means, all of them;
"Group" means (a) the Corporate Guarantor and its subsidiaries for the time being or (b) following the release of the Corporate Guarantor from the Guarantee to which it is a party pursuant to a Qualified IPO, the Shareholder and its subsidiaries for the time being or (c) following the release of the Corporate Guarantor from the Guarantee to which it is a party pursuant to a Permitted Ultimate Beneficial Ownership Change, the Approved Manager and those entities whose ships are managed by the Approved Manager for the time being (to the extent beneficially owned by the same persons as the Borrowers) and "member of the Group" shall be construed accordingly;
"Guarantee" means an irrevocable and unconditional guarantee of the Borrowers' liabilities under this Agreement and the other Finance Documents executed or to be executed by each of the Corporate Guarantor and the Shareholder (including, in respect of a Guarantee provided by the Shareholder, a negative pledge in respect of the shares of each Borrower) and, following a Permitted Ultimate Beneficial Ownership Change in accordance with this Agreement, the Approved Manager in the Agreed Form, and, in the plural, means all of them;
"Guarantor" means the Corporate Guarantor, the Shareholder and, following a Permitted Ultimate Beneficial Ownership Change in accordance with this Agreement, the Approved Manager and, in the plural, means all of them;
"Holding Company" means, in relation to a person, any other person in relation to which it is a subsidiary;
"IACS" means the International Association of Classification Societies;
"Initial Market Value" means, in relation to a Ship, the Market Value thereof determined by the valuations of that Ship referred to in paragraph 7 of Part B, Schedule 3;
"Insurances" means, in relation to a Ship:
(a)
all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, the Earnings or otherwise in relation to it, whether before, on or after the date of this Agreement, the Ship; and

(b)
all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

"Interest Period" means a period determined in accordance with Clause 6;
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended, supplemented or suspended from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);
"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended, supplemented from time to time;
"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;
"Lender" means, subject to Clause 26.6, a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.14) or its transferee, successor or assign;
"LIBOR" means in relation to a particular period:
(a)	the applicable Screen Rate at or about 11:00 a.m. (London time) on the Quotation Date for such period; or
(b)
if no Screen Rate is available for that period, LIBOR for such period shall be the arithmetic mean (rounded upwards to four decimal places) of the rates quoted to the Agent by the Reference Banks at the request of the Agent as the Reference Banks' offered rates for deposits of Dollars in an amount equal or approximately equal to the amount in relation to which LIBOR is to be determined and for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for such period, provided however that, for all purposes under this Agreement, if the applicable of the rates referred to under (a) and (b) above is below zero (0), LIBOR shall be deemed to be zero (0), except where the following circumstances exist:
(i)	no Event of Default has occurred under Clause 19.1(a); and
(ii)	there is only one Lender and that Lender is also the Swap Bank (or an Affiliate of the Swap Bank); and
(iii)	one or more Transactions for the purposes of interest rate hedging have been entered into with the Swap Bank and are then in effect, in which case this proviso shall not apply to a part of the Loan which is equal to the notional amount in Dollars of all such Transactions at any relevant time;
"Loan" means the principal amount for the time being outstanding under this Agreement;

"Major Casualty" means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds, in relation to Ship A, $1,000,000 and, in relation to Ship B, Ship C and Ship D, $500,000 or the equivalent in any other currency;
"Majority Lenders" means:
(a)	before an Advance has been made, Lenders whose Commitments total 66.67 per cent. of the Total Commitments; and
(b)	after an Advance has been made, Lenders whose Contributions total 66.67 per cent. of the Loan;
"Mandatory Cost" means the cost as determined by the Lenders of complying with applicable regulatory requirement(s) of the Swiss National Bank, the Swiss Financial Market Supervisory Authority (FINMA) or any other relevant regulatory authority;
"Margin" means two point five per cent. (2.5%) per annum;
"Market Value" means, in relation to a Ship, at any time the market value determined from time to time in accordance with Clause 15.5;
"Master Agreement" means the ISDA master agreement (in the form of the 2002 version, as amended and supplemented from time to time by the schedules and annexes thereto), to be signed between the Borrowers and the Swap Bank, including all Transactions from time to time entered into and Confirmations from time to time exchanged under such master agreement;
"Master Agreement Assignment" means, the assignment of the Borrowers' rights under the Master Agreement in the Agreed Form;
"Minimum Liquidity" means the amount required to be maintained in the Minimum Liquidity Accounts pursuant to Clause 12.4;
"Minimum Liquidity Account" means an account in the name of each Borrower with the Agent in Basel and designated "Minimum Liquidity Account" or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent (acting on the instructions of the Lenders) as a Minimum Liquidity Account for the purposes of this Agreement and, in the plural, means all of them;
"Mortgage" means, in relation to a Ship, a first preferred or, as the case may be, priority ship mortgage on that Ship under the applicable Approved Flag (and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto) executed or to be executed by the Borrower owning that Ship in favour of the Security Trustee, in the Agreed Form and, in the plural, means all of them;
"Mortgaged Ship" means any Ship which is subject to a Mortgage at the relevant time;
"Negative Pledge" means, in respect of a Borrower, a negative pledge in respect of the shares of that Borrower to be executed by the direct and legal holder of all the issued share capital of each Borrower following either a Qualified IPO or a Permitted Ultimate Beneficial Ownership Change unless, in each case, the Shareholder remains the direct and legal holder of all the issued share capital of each Borrower, in the Agreed Form;

"Negotiation Period" has the meaning given in Clause 5.10;
"Non-US Person Representation Letter" means the Non-US Person Transactions Representation Letter to be executed by the Borrowers in the such form as the Swap Bank may require;
"Notifying Lender" has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;
"Operating Expenses" means, in respect of each Ship, the aggregate expenditure necessarily incurred by the Borrower which is the owner of that Ship in operating, insuring, maintaining, repairing and generally trading its Ship (including, without limitation, any expenses in respect of any dry-docking and special survey paid in respect of that Ship);
"Payment Currency" has the meaning given in Clause 21.4;
"Permitted Security Interests" means:
(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;
(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;
(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower owing that Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.14(g); and

(f)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

"Permitted Ultimate Beneficial Ownership Change" means the Ultimate Beneficial Owner becoming the ultimate legal, direct or indirect, beneficial owner of the total issued share capital of each Borrower and/or the Shareholder by way of a transfer of all the shares of each Borrower and/or the Shareholder to entities which are wholly beneficially owned by the Ultimate Beneficial Owner.
"Pertinent Document" means:
(a)	any Finance Document;
(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;
(c)	any other document contemplated by or referred to in any Finance Document; and

(c)
any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

"Pertinent Jurisdiction", in relation to a company, means:
(a)	England and Wales;
(b)	the country under the laws of which the company is incorporated or formed;
(c)	a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised;
(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

"Pertinent Matter" means:
(a)	any transaction or matter contemplated by, arising out of, or connection with a Pertinent Document; or
(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;
"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;
"Qualified IPO" means the first public offering in respect of the issued share capital of the Shareholder on The Nasdaq Stock Market or a stock exchange acceptable to the Agent (acting on the instructions of the Majority Lenders) effected in accordance with clause 12.4 of the Guarantee entered into by the Shareholder.
"Quotation Date" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);
"Reference Banks" means, subject to Clause 26.16, the Lenders and such other banks as may be designated as Reference Banks by all the Lenders from time to time;
"Relevant Person" has the meaning given to it in Clause 19.9;
"Repayment Date" means a date on which a repayment is required to be made under Clause 8;
"Repayment Instalment" has the meaning given to it in Clause 8.1;
"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers;
"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or if ICE Benchmark Administration Limited ceases to act in the role of administering and publishing LIBOR rates, the equivalent rate published by a subsequently appointed administrator for LIBOR) for Dollars for the relevant period displayed on page LIBOR01 of the Thomson Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent (acting with the authorisation of the Majority Lenders) may specify another page or service displaying the relevant rate;
"Secured Liabilities" means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times as the same may be transferred or novated, under or in connection with any Finance Document (including without limitation, any overdraft balance in any Earnings Account) or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
"Security Cover Ratio" means, at any relevant time, the aggregate of (i) the aggregate of the Market Value of the Mortgaged Ships and (ii) the net realisable value of any additional security provided at that time under Clause 15, at that time expressed as a percentage of the aggregate amount of the Loan and any Swap Exposure;
"Security Interest" means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the security rights of the plaintiff under an action in rem; and
(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph

(c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;
"Security Party" means the Corporate Guarantor, the Shareholder, any Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of "Finance Documents";
"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the Lenders that:
(a)	all amounts which have become due for payment by any Borrower or any Security Party under the Finance Documents have been paid;
(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;
(c)	neither any Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and
(d)
the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

"Security Trustee" means Credit Suisse AG, with its registered office at Paradeplatz 8, 8001 Zurich, Switzerland and acting in such capacity through its office at St. Alban-Graben 1-3, Basel 4051, Switzerland, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
"Servicing Bank" means the Agent or the Security Trustee;
"Shareholder" means Oil Tankers Investments Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;
"Ship" means each of Ship A, Ship B, Ship C and Ship D and, in the plural means, all of them;
"Ship A" means the 2011-built, 320,137 metric tons deadweight VLCC tanker registered in the ownership Borrower A under an Approved Flag (which, at the date of this Agreement, is the Maltese flag) with the name "SHIRAGA";
"Ship B" means the 2017-built, 159,855 metric tons deadweight Suezmax oil tanker registered in the ownership of Borrower B under an Approved Flag (which, at the date of this Agreement, is the Maltese flag) with the name "SAMSARA";
"Ship C" means the 2012-built, 115,666 metric tons deadweight Aframax oil tanker registered in the ownership Borrower C under an Approved Flag (which, at the date of this Agreement, is the Maltese flag) with the name "STAMOS";

"Ship D" means the 2017-built, 113,293 metric tons deadweight Aframax oil tanker registered in the ownership Borrower D under an Approved Flag (which, at the date of this Agreement, is the Maltese flag) with the name "BALLA";
"SMC" means a safety management certificate issued in respect of a Ship in accordance with Rule 13 of the ISM Code;
"Swap Bank" means Credit Suisse AG, with its registered office at Paradeplatz 8, 8001 Zurich, Switzerland and acting in such capacity through its office Uetlibergstrasse 231, 8070 Zurich, Switzerland;
"Swap Exposure" means, as at any relevant date, the amount determined and certified by the Swap Bank to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Bank under the Master Agreement (and calculated in accordance with) Section 6 (e)(ii)(1) (Payments on Early Termination) (but without reference to clause (3) of Section 6(e)(ii) of the Master Agreement if an Early Termination Date (as defined in the Master Agreement) had occurred on the relevant date in relation to all outstanding Transactions, the Borrowers being considered for this purposes as the Affected Party (as defined in the Master Agreement) and all Transactions being considered as Affected Transactions (as defined in the Master Agreement). For the purposes of this provision the Termination Currency (as defined in the Master Agreement) will deemed to be the Dollar;
"Total Loss" means, in relation to a Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;
(b)
any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 45 days redelivered to the full control of the Borrower owning that Ship);

(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal whose decision or judgement is enforceable; and
(d)
any arrest, capture, seizure, piracy or detention of that Ship (including any hijacking or theft or act of piracy) unless it is within 45 days redelivered to the full control of the Borrower owning that Ship;

"Total Loss Date" means, in relation to a Ship:
(a)	in the case of an actual loss of a Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of a Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of a Borrower owning that Ship with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;
"Transaction" means any transaction entered into by the Borrowers pursuant to the Master Agreement with the Swap Bank;
"Transfer Certificate" has the meaning given in Clause 26.2;
"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Agreement;
"Ultimate Beneficial Owner" means Mr. George Economou, a citizen of Greece residing, as at the date of this Agreement, at 38 Boulevard Du Jardin Exotique, 98000 Monaco, and any of his linear descendants;
"US" means the United States of America;
"US Tax Obligor" means a Borrower if it is resident for tax purposes in the US or if some or all of its payments under the Finance Documents are from sources within the US for US federal income tax purposes; and
"Write-down and Conversion Powers" means:
(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.
1.2	Construction of certain terms
In this Agreement:
"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

"approved" means, for the purposes of Clause 13, approved in writing by the Agent;
"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
"company" includes any partnership, joint venture and unincorporated association;
"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;
"document" includes a deed; also a letter or fax;
"excess risks" means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges which are not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which a Ship is assessed for the purpose of such claims;
"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
"months" shall be construed in accordance with Clause 1.3;
"obligatory insurances" means, in relation to a Ship, all insurances effected, or which the Borrower owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;
"parent company" has the meaning given in Clause 1.4;
"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association, which is a member of the International Group of protection and indemnity associations and approved by the Agent, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 7 of the International Hull Clauses (1/11/02 or 1/11/03) or clause 9 of the Institute Time

Clauses (Hulls) (1/11/95) or clause 9 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;
"regulation" includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
"subsidiary" has the meaning given in Clause 1.4;
"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and
"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time Clauses (Hulls)(1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision.
1.3	Meaning of "month"
A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:
(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.
1.4	Meaning of "subsidiary"
A company (S) is a subsidiary of another company (P) if:
(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P, and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation
In this Agreement:
(a)
references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented (following the agreement of the parties thereto), whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;
(c)	words denoting the singular number shall include the plural and vice versa;
(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears;
(e)	In the case of any conflict between the Loan Agreement and the other Finance Documents, the provisions of the Loan Agreement shall prevail; and
(f)	A Potential Event of Default is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.
1.6	Headings
In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.
2	FACILITY
2.1	Amount of facility
Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a loan facility in an amount up to the lesser of (i) $90,000,000 and (ii) 50 per cent. of the aggregate Initial Market Value of the Ships, in four Advances as follows:
(a)	Advance A shall be in an amount up to $28,000,000;
(b)	Advance B shall be in an amount up to $26,000,000;
(c)	Advance C shall be in an amount up to $15,000,000; and
(d)	Advance D shall be in an amount up to $21,000,000.
If the aggregate of the Loan on the Drawdown Date is less than $90,000,000, each Advance will be reduced pro rata by an amount equal to the amount by which $90,000,000 exceeds the amount of the Loan on the Drawdown Date.

2.2	Lenders' participation in Advances
Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.
2.3	Purpose of Advances
The Borrowers undertake with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.
3	POSITION OF THE LENDERS AND THE SWAP BANK
3.1	Interests of Lenders and the Swap Bank several
The rights of the Lenders and the Swap Bank under this Agreement and under the Master Agreement are several.
3.2	Individual Lender's or Swap Bank's right of action
Each Lender and the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement or under the Master Agreement without joining the Agent, the Security Trustee or any other Creditor Party as additional parties in the proceedings.
3.3	Proceedings by individual Lender requiring Majority Lenders' consent
Except as provided in Clause 3.2, no Lender and no Swap Bank may commence proceedings against any Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.
3.4	Obligations of Lenders and Swap Bank several
3.5
The obligations of the Lenders and the Swap Bank under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement or of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders or (as the case may be) the Swap Bank being increased; nor
(b)	any Borrower, any Security Party or any other Lender or the Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document,
3.6
and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement or under the Master Agreement.

4	DRAWDOWN
4.1	Request for Advance
Subject to the following conditions, the Borrowers may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Swiss time) 3 Business Days prior to the intended Drawdown Date.
4.2	Availability
The conditions referred to in Clause 4.1 are that:
(a)	the Drawdown Date in relation to an Advance has to be a Business Day during the Availability Period;
(b)
each Advance shall be drawn in a single amount which does not exceed the amount applicable thereto referred to in Clause 2.1 and shall be used for the purpose referred to in the preamble to this Agreement;

(c)	all the Advances shall be drawn down on the same Drawdown Date;
(d)	any amount of an Advance which is not drawn at the Drawdown Date in respect of that Advance shall be cancelled and may not be borrowed by the Borrowers at a later stage; and
(e)	the aggregate amount of the Advances shall not exceed the Total Commitments.
4.3	Notification to Lenders of receipt of a Drawdown Notice
The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:
(a)	the amount of the Advance and the Drawdown Date;
(b)	the amount of that Lender's participation in the Advance; and
(c)	the duration of the first Interest Period.
4.4	Drawdown Notice irrevocable
Each Drawdown Notice must be signed by a duly authorised person on behalf of each Borrower; and once served, no Drawdown Notice can be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.
4.5	Lenders to make available Contributions
Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender on that Drawdown Date under Clause 2.2.
4.6	Disbursement of Advance
Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date make available to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5; and payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the relevant Drawdown Notice; and
(b)	in the like funds as the Agent received the payments from the Lenders.
4.7	Disbursement of Advance to third party
The payment by the Agent under Clause 4.6 to the account which the Borrowers specify in the relevant Drawdown Notice shall constitute the making of the Advance and the Borrowers shall at that time become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender's Contribution.
5	INTEREST
5.1	Payment of normal interest
Subject to the provisions of this Agreement, interest on an Advance in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.
5.2	Normal rate of interest
Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of (i) the Margin, (ii) the Mandatory Cost (if any) and (iii) LIBOR for that Interest Period.
5.3	Payment of accrued interest
In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.
5.4	Notification of Interest Periods and rates of normal interest
The Agent shall notify the Borrowers and each Lender of:
(a)	each rate of interest; and
(b)	the duration of each Interest Period,
as soon as reasonably practicable after each of (a) and (b) is determined.
5.5	Obligation of Reference Banks to quote
Each of the Reference Banks which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.
5.6	Absence of quotations by Reference Banks
If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail (or, if at any time there is only one Reference Bank, that Reference Bank fails) to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption
The following provisions of this Clause 5 apply if:
(a)
no Screen Rate is available for an Interest Period and 2 or more of the Reference Banks do not (or, if at any time there is only one Reference Bank, that Reference Bank does not), before 1.00 p.m. (London time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or

(b)
at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 33% per cent. of the Loan (or, if an Advance has not been made, Commitments amounting to more than 33% per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market before close of business on the Quotation Date for the Interest Period; or

(c)
at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption
The Agent shall promptly notify the Borrowers and each of the Lenders and the Swap Bank stating the circumstances falling within Clause 5.7 which have caused its notice to be given.
5.9	Suspension of drawdown
If the Agent's notice under Clause 5.8 is served before an Advance is made:
(a)	in a case falling within paragraphs (a) or (b) of Clause 5.7, the Lenders' obligations to make that Advance; and
(b)	in a case falling within Clause 5.7(c), the Affected Lender's obligation to participate in that Advance, shall be suspended while the circumstances referred to in the Agent's notice continue.
5.10	Negotiation of alternative rate of interest
If the Agent's notice under Clause 5.8 is served after an Advance is made, the Borrowers, the Agent, the Lenders or (as the case may be) the Affected Lender and the Swap Bank shall use reasonable endeavours to agree, within 30 days after the date on which the Agent serves its notice under Clause 5.8 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution in respect of that Advance during the Interest Period concerned.
5.11	Application of agreed alternative rate of interest
Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement
If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the applicable Margin and the Mandatory Cost (if any); and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.
5.13	Notice of prepayment
If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.12, the Borrowers may give the Agent not less than 15 Business Days' notice of their intention to prepay the relevant Advance or the Loan at the end of the interest period set by the Agent.
5.14	Prepayment; termination of Commitments
A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers' notice of intended prepayment and:
(a)
on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment in respect of the relevant Advance or (as applicable) of the Affected Lender shall be cancelled; and

(b)
on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's Contribution to the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

5.15	Application of prepayment
The provisions of Clause 8 shall apply in relation to the prepayment.
6	INTEREST PERIODS
6.1	Commencement of Interest Periods
The first Interest Period applicable to an Advance shall commence on the Drawdown Date of that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.
6.2	Duration of normal Interest Periods
Subject to Clauses 6.3 and 6.4, each Interest Period shall be:
(a)	1, 3, 6 or 12 months as notified by the Borrowers to the Agent not later than 11.00 a.m. (CET) 3 Business Days before the commencement of the Interest Period; or
(b)	3 months, if the Borrowers fail to notify the Agent by the time specified in paragraph (a); or

(c)	such other period as the Agent may, with the authorisation of the Majority Lenders agree with the Borrowers.
6.3	Duration of Interest Periods for repayment instalments
In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.
6.4	Non-availability of matching deposits for Interest Period selected
If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Borrowers by 11.00 a.m. (CET) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be 3 months.
6.5	No Interest Period to extend beyond the Final Maturity Date
No Interest Period in respect of each Advance shall end after the Final Maturity Date in respect of that Advance and any Interest Period which would otherwise extend beyond that Final Maturity Date shall instead end on that Final Maturity Date.
6.6	Transactions under the Master Agreement
(a)
At any time during the Security Period the Borrowers may request the Swap Bank to conclude Transactions. The entry by the Swap Bank into the Master Agreement does not commit the Swap Bank to conclude Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Transactions may be concluded and secured, assuming that the Swap Bank is willing to conclude any Transaction at the relevant time and that, if that is the case, mutually acceptable terms can be agreed at the relevant time.

(b)	A Master Agreement shall:
(i)	be with the Swap Bank;
(ii)	be for a term not exceeding the Security Period;
(iii)	in the case of interest rate swaps, have settlement dates coinciding with the dates when interest is payable in accordance with Clauses 5.1 and 5.3;
(iv)	be in Agreed Form; and
(v)	provide that the Termination Currency (as defined in the Master Agreement) shall be dollars.
7	DEFAULT INTEREST
7.1	Payment of default interest on overdue amounts
The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.
7.2	Default rate of interest
Interest shall accrue on an overdue amount from (and including) the relevant date on which the overdue amount became due until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:
(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or
(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).
7.3	Calculation of default rate of interest
The rates referred to in Clause 7.2 are:
(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period) applicable to it;
(b)	the aggregate of the Margin and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:
(i)	LIBOR; or
(ii)
if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates
The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent's notification.
7.5	Payment of accrued default interest
Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest
Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
7.7	Application to Master Agreement
For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Transaction as to which section 9(h) (Interest and Compensation) of the Master Agreement shall apply.
8	REPAYMENT, PREPAYMENT, DEFERRAL AND CASH SWEEP
8.1	Amount of repayment instalments
The Borrowers shall repay:
(a)	Advance A by:
(i)	20 equal consecutive quarterly instalments, each in an amount of $850,000 (each an "Advance A Repayment Instalment" and in the plural the "Advance A Repayment Instalments"); and
(ii)	a balloon instalment in an amount of $11,000,000 (the "Advance A Balloon Instalment");
(b)	Advance B by:
(i)	20 equal consecutive quarterly instalments, each in an amount of $460,000 (each an "Advance B Repayment Instalment" and in the plural the "Advance B Repayment Instalments"); and
(ii)	a balloon instalment in an amount of $16,800,000 (the "Advance B Balloon Instalment");
(c)	Advance C by:
(i)	20 equal consecutive quarterly instalments, each in an amount of $400,000 (each an "Advance C Repayment Instalment" and in the plural the "Advance C Repayment Instalments"); and
(ii)	a balloon instalment in an amount of $7,000,000 (the "Advance C Balloon Instalment"); and
(d)	Advance D by:
(i)
20 equal consecutive quarterly instalments, each in an amount of $375,000 (each an "Advance D Repayment Instalment" and in the plural the "Advance D Repayment Instalments" and together with the Advance A Repayment Instalments, Advance B Repayment Instalments and Advance C Repayment Instalments, the "Repayment Instalments" and each a "Repayment Instalment"); and

(ii)	a balloon instalment in an amount of $13,500,000 (the "Advance D Balloon Instalment" and together with the Advance A Balloon Instalment, the Advance B

Balloon Instalment and the Advance C Balloon Instalment, the "Balloon Instalments" and each a "Balloon Instalment"),
Provided that if the amount advanced is less than the maximum amount of an Advance each Repayment Instalment and Balloon Instalment relating to that Advance shall be reduced pro rata by an amount equal to the undrawn amount.
8.2	Repayment Dates
The first Repayment Instalment in respect of each Advance shall be repaid on the date falling 3 months after the Drawdown Date relevant to that Advance and each subsequent Repayment Instalment in respect of each Advance shall be repaid at 3 month intervals thereafter. The last Repayment Instalment in respect of an Advance, together with the relevant Balloon Instalment, shall be repaid on the respective Final Maturity Date.
8.3	Final Repayment Date
On the final Repayment Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums (if any) then accrued or owing under any Finance Document.
8.4	Voluntary prepayment
Subject to the following conditions, the Borrowers may prepay the whole or any part of any Advance on the last day of an Interest Period.
8.5	Conditions for voluntary prepayment
The conditions referred to in Clause 8.4 are that:
(a)	a partial prepayment shall be in the minimum amount of $500,000 or a multiple thereof (or such other amount as the Lenders may agree with the Borrowers);
(b)
the Agent has received from the Borrowers at least 3 days' prior written notice specifying the amount to be prepaid, the date on which the prepayment is to be made and the Advance against which the prepayment is to be applied;

(c)
the Borrowers have provided evidence satisfactory to the Agent that any consent required by any Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any official regulation relevant to this Agreement which affects any Borrower or any Security Party has been complied with; and

(d)	the Borrowers have complied with Clause 8.12 on or prior to the date of prepayment.
8.6	Effect of notice of prepayment
A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment
The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c).
8.8	Mandatory prepayment
The Borrowers shall be obliged to prepay the Relevant Amount if a Ship is sold or becomes a Total Loss:
(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or
(b)
in the case of a Total Loss, on the earlier of (i) the date falling 120 days after the Total Loss Date and (ii) the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

(c)	In this Clause 8.8, the following definitions shall have the following meanings:
(d)	"Relevant Amount" means an amount equal to the greater of:
(i)	the outstanding amount of the Advance relevant to the Ship which is sold or has become a Total Loss; and
(ii)
an amount which, after the application of the prepayment to be made pursuant to this Clause 8.8 results in the Security Cover Ratio being the greater of (i) 130 per cent. of the aggregate of (A) the Loan and (B) the Swap Exposure (with any such determination being binding and conclusive as regards the Borrowers) and (ii) the Security Cover Ratio which applied immediately prior to the sale or Total Loss of the relevant Ship.

8.9	Amounts payable on prepayment
A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.
8.10	Application of partial prepayment
Each partial prepayment pursuant to:
(a)
Clause 8.4 shall be applied first towards prepayment of any Deferred Amount and any balance shall be applied towards prepayment of the relevant Advance and within that Advance pro rata against the outstanding Repayment Instalments and the Balloon Instalment relevant to that Advance; and

(b)
Clause 8.8 shall be applied first towards prepayment of any Deferred Amount, secondly against the Advance relevant to the Ship which is sold or has become a Total Loss and thereafter any balance shall be applied pro-rata between the remaining Advances and, within each Advance, pro rata against the Balloon Instalment and the outstanding Repayment Instalments relevant to that Advance.

8.11	No reborrowing
No amount repaid or prepaid may be reborrowed.
8.12	Unwinding of Transactions
Upon any repayment or prepayment under this Clause 8 or any other provision of this Agreement, the Agent (acting on the instructions of the Majority Lenders) may direct the Borrowers (at their own cost) to promptly procure that all action required or appropriate under the Master Agreement is taken so that the aggregate notional amount of the continuing Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.
8.13	Deferral Option
The Borrowers may, by giving no less than 90 days written notice to the Agent (the "Deferral Notice") prior to the then next Repayment Date in respect of an Advance, elect to defer repayment of the Repayment Instalment in respect of that Advance due on that Repayment Date subject to the following conditions:
(a)
the Borrowers providing the Agent with evidence satisfactory to it that the aggregate of the accumulated available cash of the Borrowers and the projected Earnings of the Ships during the 3 month period (the "Applicable Period") commencing on the Repayment Date of the Repayment Instalment which the Borrowers have elected to defer in accordance with this Clause 8.13 (the "Requested Deferred Instalment") are insufficient to cover the Requested Deferred Instalment and the Operating Expenses of the Ships for that Applicable Period, such evidence to include, without limitation (i) future performance and cash flow projections of each Ship which, in the opinion of the Agent, demonstrate the Borrowers' inability to pay (A) the Requested Deferred Instalment and (B) the General and Administrative Expenses incurred during the Applicable Period and the Operating Expenses of the Ships on a timely basis during the Applicable Period and (ii) performance and cash flow analysis in respect of the 6-month period ending on the date of the Deferral Notice demonstrating, in the opinion of the Agent, utilisation of accumulated cash balances by the Borrowers solely for payment of interest and principal under this Agreement, the General and Administrative Expenses incurred during the Applicable Period and the Operating Expenses of the Ships during that 6-month period which nevertheless results in the projected cash shortfall;

(b)	a Deferral Notice may not be served in respect of a Repayment Instalment in relation to an Advance at any time prior to the second anniversary of the Drawdown Date of that Advance;
(c)	no more than four Repayment Instalments in respect of an Advance may be deferred pursuant to this Clause 8.13;
(d)	no more than two Repayment Instalments in respect of an Advance may be deferred in a calendar year;
(e)	no more than three Repayment Instalments in respect of an Advance may be deferred consecutively;
(f)
any Repayment Instalment in respect of an Advance which is deferred in accordance with this Clause 8.13 shall be added to the Balloon Instalment of that Advance which shall be increased by the amount of the deferred Repayment Instalment;

(g)	any Repayment Instalment in respect of an Advance which is deferred in accordance with this Clause 8.13 and which is subsequently prepaid; and
(h)
no Event of Default or Potential Event of Default having occurred on or prior to the date of the Deferral Notice or on the date on which such deferred Repayment Instalment would have been (except for such election of deferral by the Borrowers) due and payable,

(any amount deferred in accordance with this Clause 8.13 shall hereafter be referred to as the "Deferred Amount" and, in the plural, "Deferred Amounts").
8.14	Excess earnings recapture
(a)
At all times while any Deferred Amounts remain outstanding, if, on an Excess Cash Flow Date, the aggregate Earnings for the Ships during the Cash Sweep Period ending on that Excess Cash Flow Date exceeds the aggregate of:

(i)	the aggregate of the Operating Expenses of all the Ships and the General and Administrative Expenses of all the Borrowers incurred during such Cash Sweep Period; and
(ii)	the aggregate amounts payable by the Borrowers pursuant to Clause 5 and Clause 8.1 during such Cash Sweep Period (excluding, for the avoidance of doubt, any Deferred Amount), the Borrowers shall pay such excess amount (the "Excess Cash Flow"), as evidenced in the relevant Excess Cash Flow Notice, to the Agent within 45 days from the Excess Cash Flow Date and such Excess Cash Flow shall be applied pro rata towards prepayment of any Deferred Amount which is outstanding under each Advance
Within 5 Business Days from the date of preparation of each Borrower's individual annual unaudited financial statements and the unaudited financial statements in respect of the second quarter in each of their financial years, the Borrowers shall notify the Agent in writing (the "Discrepancy Notice") if there is a discrepancy between the Excess Cash Flow determined in accordance with those financial statements and that for the same period referred to in any Excess Cash Flow Notice delivered to the Agent in accordance with this Clause 8.14(a).
If such discrepancies result:
(i)
in a higher Excess Cash Flow than the amount referred to in the relevant Excess Cash Flow Notice, the Borrowers shall pay to the Agent the surplus amount within 5 Business Days from the date of the Discrepancy Notice; or

(ii)
in a lower Excess Cash Flow than the amount referred to in the relevant Excess Cash Flow Notice, the Excess Cash Flow determined in respect of the Cash Sweep Period ending on the then next Excess Cash Flow Date shall be reduced by such deficit.

The aggregate of all Excess Cash Flow applied in accordance with this Clause 8.14 shall not exceed the aggregate of the Deferred Amounts.
(b)	In this Clause 8.14:
"Cash Sweep Period" means, at any time when any Deferred Amounts remain outstanding, each six-month period commencing on 1 January and 1 July in each financial year of the Borrowers;

"Excess Cash Flow Date" means the last day of each Cash Sweep Period; and
"Excess Cash Flow Notice" means a certificate to be provided by the Borrowers to the Agent on each Excess Cash Flow Date evidencing, to the satisfaction of the Agent, the Excess Cash Flow available on such date.
9	CONDITIONS PRECEDENT
9.1	Documents, fees and no default
Each Lender's obligation to contribute to an Advance is subject to the following conditions precedent:
(a)	that, on or before the service of the first Drawdown Notice, the Agent receives:
(i)	the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers; and
(ii)	payment of the arrangement fee payable pursuant to Clause 20.1 (a);
(b)	that, on each Drawdown Date but prior to making of the relevant Advance available, the Agent receives or is satisfied that it will receive on the making of that Advance:
(i)	the documents described in Part B of Schedule 3 in form and substance satisfactory to it and its lawyers; and
(ii)	payment of all accrued commitment fee payable pursuant to Clause 20.1 (b);
(c)	that both at the date of each Drawdown Notice and at each Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the relevant Advance;
(ii)
the representations and warranties in Clause 10 and those of any Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and
(iv)
there has been no material adverse change in the financial position, state of affairs or prospects of the Borrowers or any other Security Party in the light of which the Agent considers that there is a significant risk that the Borrowers or any other Security Party will later become unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due;

(d)
that, if the ratio set out in Clause 15.1 were applied immediately following the making of the relevant Advance, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(e)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may,

with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to each Drawdown Date.
9.2	Waivers of conditions precedent
If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such other period as the Agent may, with the authorisation of the Majority Lenders, specify).
10	REPRESENTATIONS AND WARRANTIES
10.1	General
Each Borrower represents and warrants (which representations and warranties shall survive the execution of this Agreement and shall be deemed to be repeated throughout the Security Period on the first day of each Interest Period with respect to the facts and circumstances then existing) to each Creditor Party as follows.
10.2	Status
Each Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands.
10.3	Share capital and ownership
Each Borrower has an authorised share capital of 500 registered shares with par value of $20 per share, all of which shares have been issued and are legally and beneficially owned by the Shareholder.
10.4	Corporate power
Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to maintain the registration of its Ship in its ownership under an Approved Flag;
(b)	to execute the Finance Documents to which that Borrower is a party; and
(c)
to borrow under this Agreement, to enter into Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party.

10.5	Consents in force
All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.
10.6	Legal validity; effective Security Interests
The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower's legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and
(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.
10.7	No third party Security Interests
Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:
(a)	each Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts
The execution by each Borrower of each Finance Document to which it is a party, and the borrowing by that Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:
(a)	any law or regulation; or
(b)	the constitutional documents of that Borrower; or
(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets.
10.9	No withholding taxes
All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction. For the avoidance of doubt, this Clause 10.9 does not apply to any amount payable under the Master Agreement in respect of any continuing Transaction as to which section 3 (Basic Representations) of the Master Agreement shall apply.
10.10	No default
No Event of Default or Potential Event of Default has occurred.
10.11	Information
All information which has been provided in writing by or on behalf of any Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of any Borrower from that disclosed in the latest of those accounts.

10.12	No litigation
No legal or administrative action involving any Borrower (including, without limitation, any action relating to any alleged or actual breach of the ISM Code and ISPS Code) has been commenced or taken or, to any Borrower's knowledge, is likely to be commenced or taken.
10.13	Compliance with certain undertakings
At the date of this Agreement, the Borrowers are in compliance with Clauses 11.2, 11.4, 11.9, 11.12 and 11.13.
10.14	Taxes paid
Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it.
10.15	ISM Code, ISPS Code and Environmental Law compliance
All requirements of the ISM Code and ISPS Code and any Environmental Law as they relate to each Borrower, the Approved Manager and each Ship, have been complied with.
10.16	No immunity
Neither the Borrowers, nor any of their assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit attachment prior to judgement, execution or other enforcement).
10.17	No money laundering
Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which any Borrower is a party, each Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement, and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of Directive 2015/849/EC of the European Parliament and of the Council and/or Article 305 bis of the Swiss Penal Code).
10.18	Sanctions
The Borrowers, the Security Parties and their respective directors and/or officers are not, nor act directly or indirectly on behalf of, a Restricted Party (as defined in Clause 11.18).
11	GENERAL UNDERTAKINGS
11.1	General
Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge
Each Borrower will:
(a)
hold the legal title to, and own the entire beneficial interest in the Ship owned by it, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and
(c)
procure that its liabilities under the Finance Documents to which it is party do and will rank at least pari passu with all other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets
No Borrower will transfer, lease or otherwise dispose of:
(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or
(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,
(c)	but paragraph (a) does not apply to any charter of a Ship as to which Clause 14.14 applies.
11.4	No other liabilities or obligations to be incurred
No Borrower will incur any liability or obligation except liabilities or obligations:
(a)	under the Finance Documents to which it is or, as the case may be, will be a party;
(b)	in respect of trade debts reasonably incurred in the ordinary course of owning, operating and chartering the Ship owned by it; or
(c)	which are unsecured and fully subordinated to the rights of the Creditor Parties and on terms acceptable to the Majority Lenders,
Provided that in respect of any liabilities or obligations incurred pursuant to paragraphs (b) and (c) above that the liquidity of that Borrower is not adversely affected.
11.5	Information provided to be accurate
All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document, any Assignable Charter or otherwise in accordance with Clause 11.6 will be true and not misleading and will not omit any material fact or consideration.
11.6	Provision of financial statements
The Borrowers will send, or will procure that they are sent, to the Agent:

(a)
as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrowers (commencing with the financial year ended on 31 December 2017) the individual unaudited financial statements of each Borrower, certified as to their correctness by an officer or any other authorised person of the relevant Borrower;

(b)
as soon as possible, but in no event later than 180 days after the end of each financial year of the Corporate Guarantor (commencing with the financial year ended on 31 December 2017) the annual audited consolidated financial statements of the Group, certified as to their correctness by the chief financial officer or any other authorised officer or any other authorised person of the Corporate Guarantor;

(c)
as soon as possible, but in no event later than 180 days after the end of each financial year of the Shareholder (commencing with the financial year ending in the calendar year on which a Qualified IPO is effected) the annual audited consolidated financial statements of the Group, certified as to their correctness by the chief financial officer or any other authorised officer or any other authorised person of the Shareholder;

(d)
as soon as possible, but in no event later than 180 days after the end of each financial year of the Approved Manager (commencing with the financial year ending in the calendar year on which a Permitted Ultimate Beneficial Ownership Change is effected) the annual audited combined financial statements of the Group, certified as to their correctness by the chief financial officer or any other authorised officer or any other authorised person of the Approved Manager;

(e)
as soon as possible, but in no event later than 90 days after the end of each quarter in each financial year of the Borrowers (commencing with the three-month period ending on 31 March 2018), the individual unaudited financial statements of each Borrower for that quarter, certified as to their correctness by an officer or any other authorised person of the relevant Borrower;

(f)
as soon as possible, but in no event later than 90 days after the end of each quarter in each financial year of the Corporate Guarantor (commencing with the three-month period ending on 31 March 2018), the unaudited consolidated financial statements of the Group for that quarter, certified as to their correctness by the chief financial officer or any other authorised officer or any other authorised person of the Corporate Guarantor;

(g)
as soon as possible, but in no event later than 90 days after the end of each quarter in each financial year of the Shareholder (commencing with the first quarter of the financial year of the Shareholder to occur following a Qualified IPO), the unaudited consolidated financial statements of the Group for that quarter, certified as to their correctness by the chief financial officer or any other authorised officer or any other authorised person of the Shareholder;

(h)
as soon as possible, but in no event later than 90 days after the end of each quarter in each financial year of the Approved Manager (commencing with the first quarter of the financial year of the Approved Manager to occur following a Permitted Ultimate Beneficial Ownership Change), the unaudited combined financial statements of the Group for that quarter, certified as to their correctness by the chief financial officer or any other authorised officer or any other authorised person of the Approved Manager; and

(i)
promptly after each request by the Agent, such further financial or other information in respect of the financial condition, commitments and operation of any Borrower, a Guarantor and any other member of the Group.

11.7	Form of financial statements
All accounts delivered under Clause 11.6 will:
(a)	be prepared in accordance with all applicable laws and GAAP is applied;
(b)
give a true and fair view of the state of affairs of the Borrowers, the relevant Guarantor (as the case may be) and the Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrowers and the relevant Guarantor (as the case may be) and the Group.
11.8	Shareholder and creditor notices
Each Borrower will send the Agent, upon its request, copies of all communications which are despatched to that Borrower's shareholders or creditors or any class of them.
11.9	Consents
Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:
(a)	for that Borrower to perform its obligations under any Finance Document to which it is a party;
(b)	for the validity or enforceability of any Finance Document to which it is a party; and
(c)	for that Borrower to continue to own and operate the Ship owned by it, and each Borrower will comply (or procure compliance) with the terms of all such consents.
11.10	Maintenance of Security Interests
Each Borrower will:
(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and
(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation
Each Borrower will provide the Agent with details of any legal or administrative action involving that Borrower, any Security Party, the Approved Manager or the Ship owned by it, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12	Principal place of business
Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address disclosed to the Lender in writing on or prior to the date of this Agreement; and that Borrower will not establish, nor do anything as a result of which it would be deemed to have, a place of business in any other country.
11.13	Confirmation of no default
Each Borrower will, promptly after service by the Agent of a written request, serve on the Agent a notice which is signed by the sole director of that Borrower and which:
(a)	states that no Event of Default or Potential Event of Default has occurred; or
(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.
The Agent may serve requests under this Clause 11.13 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if no Advances have been made) Commitments exceeding 10 per cent. of the Total Commitments; and this Clause 11.13 does not affect the Borrowers' obligations under Clause 11.14.
11.14	Notification of default
Each Borrower will notify the Agent as soon as that Borrower becomes aware of:
(a)	the occurrence of an Event of Default or a Potential Event of Default; or
(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred, and will keep the Agent fully up-to-date with all developments.
11.15	Provision of further information
The Borrowers will, upon receiving the request, provide the Agent with any additional financial or other information relating:
(a)	to the Borrowers, the Group, any Guarantor, the Ships, the Insurances or the Earnings; or
(b)	to any other matter relevant to, or to any provision of or a Finance Document, which may be required by the Agent or any other Creditor Party at any time.
11.16	"Know your customer" checks
If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of the Borrowers or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
11.17	Provision of copies and translation of documents
Upon the Agent's request, the Borrowers will supply the Agent with a sufficient number of copies of the documents referred to above; and if the Agent so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Agent.
11.18	Sanctions
(a)
Each Borrower understands that the Creditor Parties - be it due to applicable laws and/or internal rules and regulations - are prohibited from conducting business in relation to Restricted Countries or Restricted Parties.

(b)
Each Borrower confirms and undertakes that it will not transfer, make use of, or provide the benefit of, any funds received from, or services provided by, any Creditor Party to any Restricted Parties, or conduct, permit or allow any business activity related to the Ships (including, but not limited to, entering into any acquisition agreement, a (re-)financing or any charter in relation to the Ships) or related to any other Relevant Asset with any Restricted Parties or for business activities that are subject to Sanctions.

(c)
This Clause 11.18 shall not be interpreted as restricting charterers or sub-charterers to use the Ships to conduct occasional business activities with Restricted Parties or Restricted Countries (and for the purpose of this Clause 11.18, occasional business activities means activities where it is not the main purpose of such chartering contract to conduct business activities with Restricted Parties or Restricted Countries) provided such business activities are not subject to restrictions under any of the sanctions regimes as enumerated in the definition of "Restricted Parties" (irrespective of whether or not the restrictions imposed by such sanctions regimes apply to the concerned business activity).

(d)
In addition and without prejudice to the foregoing, each Borrower shall procure that no proceeds, funds or benefit from any activity or dealing with Restricted Parties are used in discharging any obligation due or owing to the Creditor Parties or are credited to any bank account held with any Creditor Party, and that no payment to a Restricted Party is effected, whether to discharge any obligation due or owing to such person or for any other purpose, through the use of any bank account held with any Creditor Party.

In this Clause 11.18:

"Relevant Asset" means the Ships or any other vessel, asset or project in relation to which funds have been received from, or services have been provided by, the Creditor Parties;
"Restricted Countries" means, as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria, the region of Crimea and/or any other country and/or any other region subject to Sanctions, as notified from time to time to the Borrowers by the Agent;
"Restricted Parties" means any person, entity or party: (i) located, domiciled, resident or incorporated in a Restricted Country; or (ii) the government of a Restricted Country; or (iii) subject to Sanctions; or (iv) controlling, controlled by, or under common control with, any person, entity or party referred to under (i) to (iii) above; and
"Sanctions" means any economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (i) the United Nations; (ii) the European Union; (iii) the United States Treasury Department's Office of Foreign Assets Control ("OFAC"); (iv) the State Secretariat for Economic Affairs of Switzerland ("SECO") or the Swiss Directorate of International Law ("DIL"); (v) HM Treasury of the United Kingdom; (vi) the Monetary Authority of Singapore ("MAS") and (vii) the Hong Kong Monetary Authority ("HKMA") and/or any other body notified from time to time in writing to the Borrowers by the Agent.
11.19	Anti-Corruption
(a)
The Borrowers shall not (and shall procure that no Security Party will) directly or indirectly use the proceeds of the Loan for any purpose which would breach or might breach applicable anti-corruption laws, including, but not limited to, the UK Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, each as amended.

(b)	The Borrowers shall (and shall procure that each Security Party will):

(i)	conduct its business in compliance with applicable anti-corruption laws and regulations; and
(ii)	maintain effective policies and procedures designed to promote and achieve compliance with such laws and regulations.
11.20	Transactions
The Borrowers shall not, without the prior consent of the Agent (acting on the instructions of the Majority Lenders), enter into a Transaction other than for the purpose of hedging its exposure under this Agreement to fluctuations in LIBOR arising from the funding of the facility (or any part thereof).
12	CORPORATE UNDERTAKINGS
12.1	General
Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status
Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.
12.3	Negative undertakings
No Borrower will:
(a)	carry on any business other than the ownership, chartering and operation of the Ship owned by it; or
(b)
declare or pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital in any financial year Provided that the Borrowers may pay dividends if at the relevant time (i) no Event of Default or Potential Event of Default has occurred or will result from the payment of such dividend or the making or any other form of distribution or (ii) the Deferred Amounts have been fully repaid or prepaid; or

(c)	effect any form of redemption, purchase or return of share capital; or
(d)	provide any form of credit or financial assistance to any person, or company, including without limitation:
(i)	a person who is directly or indirectly interested in that Borrower's share or loan capital; or
(ii)	any company in or with which such a person is directly or indirectly interested or connected;
or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms' length; or
(e)	incur any Financial Indebtedness except as permitted under this Agreement and the other Finance Documents; or
(f)	open or maintain any account with any bank or financial institution except accounts opened or to be opened with the Agent and the Security Trustee for the purposes of the Finance Documents; or
(g)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital; or
(h)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative (other than under the Master Agreement); or

(i)
enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation unless arising in connection with a Qualified IPO (subject to clause 12.4 of the Guarantee entered into by the Shareholder) or a Permitted Ultimate Beneficial Ownership Change (subject to Clause 19.1(k)(ii); or

(j)	acquire any vessel other than the Ship owned by it.

12.4	Minimum Liquidity
Each Borrower shall maintain in its Minimum Liquidity Account an amount of $750,000 ($3,000,000 in aggregate, the "Minimum Liquidity") in the manner set out below, which shall remain blocked and may not be withdrawn by the Borrowers without the prior written consent of the Lenders.
13	INSURANCE
13.1	General
Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 from the Drawdown Date of the Advance relevant to that Ship and at all times thereafter during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.
13.2	Maintenance of obligatory insurances
Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:
(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks (including, without limitation, war P&I cover and crew liability cover);
(c)	protection and indemnity risks; and
(d)
any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Borrower to insure and which are specified by the Security Trustee by notice to that Borrower.

13.3	Terms of obligatory insurances
Each Borrower shall effect such insurances:
(a)	in Dollars;
(b)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis of at least the greater of (i) the Market Value of its Ship and (ii) an amount which when aggregated with the amount for which the other Mortgaged Ships are insured pursuant to this Clause 13.3(b) equals to 120 per cent. of the Loan;

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;
(e)	on approved terms; and
(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the international group of protection and indemnity associations and in all respects acceptable to the Agent.
13.4	Further protections for the Creditor Parties
In addition to the terms set out in Clause 13.3, each Borrower shall procure that the obligatory insurances effected by it shall:
(a)	subject always to paragraph (b), name that Borrower as the main named assured unless the interest of every other named assured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it, and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;
(b)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;
(c)
provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions for premiums due from other vessels;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and
(e)	provide that the Security Trustee may make proof of loss if that Borrower fails to do so.
13.5	Renewal of obligatory insurances
Each Borrower shall:
(a)	at least 14 days before the expiry of any obligatory insurance effected by it:
(i)
notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee's approval to the matters referred to in paragraph (i);
(b)	at least 7 days before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Security Trustee's approval pursuant to paragraph (a); and
(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking
Each Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:
(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;
(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;
(d)
they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person from other vessels within the Group or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry
Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:
(a)	a certified copy of the certificate of entry for that Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and
(c)
where required to be issued under the terms of insurance/indemnity provided by the relevant Borrower's protection and indemnity association, a copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that

Borrower in relation to the relevant Ship in accordance with the requirements of such protection and indemnity association.
13.8	Deposit of policies
Each Borrower shall ensure that copies of all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.
13.9	Payment of premiums
Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.
13.10	Guarantees
Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
13.11	Restrictions on employment
Each Borrower shall not employ the Ship owned by it, nor permit it to be employed, outside the cover provided by any obligatory insurances without prior written approval from the insurers.
13.12	Compliance with terms of insurances
No Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:
(a)
each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.2) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)
no Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances; and

(c)
no Borrower shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13	Alteration to terms of insurances
No Borrower shall either make or agree to any material alteration to the terms of any obligatory insurance nor waive any material right relating to any obligatory insurance.

13.14	Settlement of claims
No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
13.15	Provision of information
In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:
(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 below or dealing with or considering any matters relating to any such insurances;
and the Borrowers shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).
13.16	Mortgagee's interest and additional perils
The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance and a mortgagee's interest additional perils insurance in respect of each Ship and a mortgagee's interest marine insurance in respect of any Ship, in each case in an amount equal to not less than 120 per cent. of the outstanding amount of the Advance which has been used to finance that Ship, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which may be incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.
13.17	Review of insurance requirements
The Security Trustee shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent, significant and capable of affecting the relevant Borrower or the Ship owned by it and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrowers may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers.
13.18	Modification of insurance requirements
The Security Trustee shall notify the Borrowers of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee considers appropriate in the circumstances, and, after consultation with the Borrowers, such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.

13.19	Compliance with mortgagee's instructions
The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require each Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the relevant Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18.
14	SHIP COVENANTS
14.1	General
Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 from the Drawdown Date of the Advance relevant to that Ship and at all times thereafter during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.
14.2	Ship's name and registration
Each Borrower shall keep the Ship owned by it registered in its name under the applicable Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship owned by it.
14.3	Repair and classification
Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:
(a)	consistent with first-class ship ownership and management practice;
(b)
so as to maintain its Ship with the highest classification for vessels of the same type, age and specification as the Ship with a first-class classification society which is a member of IACS and acceptable to the Agent free of any qualifications and recommendations; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the applicable Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Classification society undertaking
Each Borrower undertakes:
(a)	to send to the Agent, promptly upon its request, certified true copies of all original class records held by the classification society in relation to its Ship;
(b)	to notify the Agent immediately in writing if:
(i)	a Ship's classification society is to be changed; or
(ii)	it becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of a Ship's class under the rules or terms and conditions of that Borrower's or that Ship's membership of the classification society;
(c)	following receipt of a written request from the Agent:
(i)
to confirm that it is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)
if it is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Agent in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.

14.5	Sharing of Earnings
No Borrower shall:
(a)	enter into any agreement or arrangement for the sharing of any of its Earnings;
(b)
enter into any agreement or arrangement for the postponement of any date on which any of its Earnings are due; the reduction of the amount of any of its Earnings or otherwise for the release or adverse alteration of any right of that Borrower to any of its Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any of its Earnings.
14.6	Modification
No Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on any Ship which would or might materially alter the structure, type or performance characteristics of any Ship or materially reduce its value.
14.7	Removal of parts
No Borrower shall remove any material part of any Ship, or any item of equipment installed on any Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the relevant Ship the property of the relevant Borrower and subject to the security constituted by the relevant Mortgage Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.
14.8	Surveys
Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports, and shall allow the Security Trustee's representatives to conduct a comprehensive inspection of each Ship's records when and if required by the Security Trustee.

14.9	Inspection
Each Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections and the Borrowers shall fully indemnify the Security Trustee on demand in respect of any cost so incurred Provided that (a) so long as no Event of Default has occurred and (b) the Ship owned by it is found to be in a satisfactory condition (in the opinion of the Agent) and maintains specifications acceptable to the Agent, the Borrowers shall only be obliged to indemnify the Security Trustee on demand for the cost incurred by the Security Trustee in connection with up to one inspection made in that Ship in each calendar year.
14.10	Prevention of and release from arrest
Each Borrower shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and
(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.
14.11	Compliance with laws etc.
Each Borrower shall:
(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower and, as the case may be, the Approved Manager (including, but not limited to, the International Management Code for the Safe Operations of Ships and for Pollution Prevention);

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code;
(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers unless the prior consent of the Security Trustee has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require; and

(d)
comply with all applicable regulations (in the United States of America and, where relevant, elsewhere) with respect to maintenance of its Certificate of Financial Responsibility and other certificates of third party liability insurance so as to enable its Ship to trade fully at all times.

14.12	Provision of information
Each Borrower shall promptly provide the Security Trustee with any information which it requests regarding:
(a)	the Ship owned by it, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;
(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;
(d)	any towages and salvages; and
(e)	its compliance, the Approved Manager's compliance and the compliance of the Ship owned by it with the ISM Code and the ISPS Code, and, upon the Security Trustee's request shall promptly provide the Security Trustee with copies of any current charter relating to the Ship owned by it, of any current charter guarantee and copies of that Borrower's or the Approved Manager's Document of Compliance.
14.13	Notification of certain events
Each Borrower shall immediately notify the Security Trustee by fax or email, confirmed forthwith by letter, of:
(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;
(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;
(e)	any intended drydocking in respect of the Ship owned by it;
(f)	any Environmental Claim or any Environmental Incident made against that Borrower or in connection with its Ship;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with the Ship owned by it; or
(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code and/or the ISPS Code not being complied with, and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower's, the Approved Manager's or any other person's response to any of those events or matters.

14.14	Restrictions on chartering, appointment of managers etc.
No Borrower shall in relation to the Ship owned by it:
(a)	let that Ship on demise charter for any period;
(b)	enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;
(c)	enter into any charter in relation to that Ship under which more than 2 months' hire (or the equivalent) is payable in advance;
(d)	charter that Ship otherwise than on bona fide arm's length terms at the time when that Ship is fixed;
(e)	appoint a manager of that Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment;
(f)	de-activate or lay up that Ship; or
(g)
put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed, in relation to Ship A, $1,000,000 and, in relation to each of Ship B, Ship C and Ship D, $500,000 (or, in each case, the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

14.15	Notice of Mortgage
Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority or, as the case may be, preferred mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.
14.16	ISPS Code
Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that the Ship owned by it and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain for the Ship owned by it an ISSC; and
(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
14.17	Charter Assignment
If a Borrower enters into any Assignable Charter (subject to the Agent's approval) pursuant to Clause 14.14(b), that Borrower shall, on the date on which it enters into such Assignable Charter:
(a)	provide the Agent with a copy of such Assignable Charter; and

(b)
execute in favour of the Security Trustee a Charterparty Assignment in respect of that Assignable Charter (such Charterparty Assignment to be notified to, and that Borrower shall use its best efforts to procure that such notification is acknowledged by, the relevant charterer and any charter guarantor); and

(c)	deliver to the Agent such other documents equivalent to those referred to at paragraphs 2, 3, 4 and 10 of Schedule 3, Part A, as the Agent may require.
14.18	Trading Certificates
Each Borrower shall ensure that it and the Ship owned by it shall maintain at all times unexpired and valid certificates required for the trading of that Ship and procure that the Approved Manager and any charterer of that Ship will comply with the requirements of this Clause 14.18.
15	SECURITY COVER
15.1	Minimum required security cover
Clause 15.2 applies if the Agent notifies the Borrowers that:
(a)	the aggregate of the Market Values of the Ships; plus
(b)	the net realisable value of any additional security previously provided under this Clause 15, is below 130 per cent. of the aggregate of (i) the Loan and (ii) the Swap Exposure (with any such determination being binding and conclusive as regards the Borrowers).
15.2	Provision of additional security; prepayment
If the Agent serves a notice on the Borrowers under Clause 15.1, the Borrowers shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 30 days after the date on which the Agent's notice is served under Clause 15.1 (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date they have provided, or ensured that a third party has provided, additional security (in the form of cash or security over other vessels) or a partial prepayment which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.
15.3	Meaning of additional security
In Clauses 15.1 and 15.2, "security" means a Security Interest over an asset or assets (whether securing the Borrowers' liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrowers' liabilities under the Finance Documents.
15.4	Requirement for additional documents
Each Borrower shall not be deemed to have complied with Clause 15.2 above until the Security Trustee has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 2, 3, 4 and 5 of Schedule 3, Part A below and such legal opinions in terms acceptable to the Security Trustee from such lawyers as it may select.

15.5	Valuation of Ships
(a)	The Market Value of a Ship at any date is that shown by the average of two valuations, each such valuation to be prepared:
(i)	as at a date not more than 30 days previously;
(ii)	by two Approved Valuers selected by the Borrowers, confirmed by the Lenders and reporting to the Agent for the purpose;
(iii)	with or without physical inspection of that Ship (as the Agent may require);
(iv)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(v)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.
(b)
Provided that if the market value of a Ship as evidenced in one of the two valuations provided under paragraph (a) above exceeds by 15 per cent. the market value of that Ship as evidenced in the other valuation to be provided under paragraph (a) above (such difference to be determined with reference to the lowest valuation), then the Borrowers shall procure that the Agent is promptly provided with a third valuation prepared in accordance with the requirements referred under paragraph (a) above and the Market Value of that Ship shall be determined as the arithmetic mean of all three valuations.

15.6	Value of additional vessel security
The net realisable value of any additional security which is provided under Clause 15.2 shall be determined by the Agent.
15.7	Valuations binding
Any valuation under this Clause 15 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.
15.8	Provision of information
The Borrowers shall promptly provide the Agent and any Approved Valuer or expert acting under this Clause 15 with any information which the Agent or the Approved Valuer or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Valuer or the Majority Lenders (or the expert appointed by them) consider prudent.
15.9	Payment of valuation expenses
Without prejudice to the generality of the Borrowers' obligations under Clauses 20.2, 20.3 and 21.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Valuer or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause

15 Provided that so long as no Event of Default has occurred the Borrowers shall not be obliged to pay any such fees and expenses in respect of more than one set of valuations of each Ship in any calendar year (in addition to the set of valuations to determine the Initial Market Value of the Ships for the purposes of drawdown).
15.10	Frequency of Valuations
Subject to Clause 15.9, each Borrower acknowledges and agrees that the Agent may commission valuations of a Ship at such times as the Agent shall deem necessary.
15.11	Application of prepayment
Any prepayment made pursuant to Clause 15.2 shall be applied pro rata towards prepayment of the Advances and within such Advance pro rata against the Repayment Instalments thereof falling due after such prepayment and the Balloon Instalment thereof.
16	PAYMENTS AND CALCULATIONS
16.1	Currency and method of payments
All payments to be made by the Lenders or by any Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:
(a)	by not later than 11.00 a.m. (New York City time) on the due date;
(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)
in the case of an amount payable by a Lender to the Agent or by any Borrower to the Agent or any Lender, to the account indicated by the Agent at CREDIT SUISSE AG, Basel, Switzerland or to such other account with such other bank as the Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.
16.2	Payment on non-Business Day
If any payment by any Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or
(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day, and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments
All interest and commitment fee any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.
16.4	Distribution of payments to Creditor Parties
Subject to Clauses 16.5, 16.6 and 16.7:
(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, the Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Bank generally shall be distributed by the Agent to each Lender and the Swap Bank pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount:
(a)
any sum which is then due and payable to the Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand; and

(b)	any FATCA Deduction.
16.6	Agent only obliged to pay when monies received
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to any Borrower or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to that Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum.
16.7	Refund to Agent of monies not received
If and to the extent that the Agent makes available a sum to a Borrower or a Lender or the Swap Bank, without first having received that sum, that Borrower or (as the case may be) the Lender concerned or the Swap Bank shall, on demand:
(a)	refund the sum in full to the Agent; and
(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt
Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.
16.9	Creditor Party accounts
Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.
16.10	Agent accounts
The Agent shall maintain an account or accounts showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.
16.11	Accounts prima facie evidence
If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by a Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.
17	APPLICATION OF RECEIPTS
17.1	Normal order of application
Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:
(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreement (or any of them) in the following proportions:
(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at (ii) and (iii) below (including, but without limitation, all amounts payable by any Borrower under Clauses 20, 21 and 22 of this Agreement or by any Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in the Master Agreement);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (including for the avoidance of doubt, the Master Agreement) (and, for this purpose, the expression "interest" shall include any net amount which the Borrowers shall have become liable to pay or deliver under section 9(h) (Interest and Compensation) of the Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and

(iii)
thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);
(b)
SECONDLY:, in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrowers and the Security Parties and other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of this Clause; and

(c)	THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.
17.2	Variation of order of application
The Agent may, with the authorisation of the Majority Lenders and the Swap Bank, by notice to the Borrowers the Security Parties and the other Creditor Parties, provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.
17.3	Notice of variation of order of application
The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.
17.4	Appropriation rights overridden
This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.
18	APPLICATION OF EARNINGS, SWAP PAYMENTS
18.1	Payment of Earnings and Swap Payments
Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period:
(a)	subject only to the provisions of the General Assignment to which it is a party, all the Earnings of the Ship owned by it are paid to the Earnings Account for that Ship; and
(b)	all payments by the Swap Bank to the relevant Borrower under each Transaction are paid to the Earnings Account for the Ship owned by it.
18.2	Withdrawals from Earnings Account
Each Borrower shall be entitled to withdraw any balance standing to the credit of the Earnings Account for the purpose of complying with its obligations under this Agreement and the other Finance Documents, to cover the operating expenses of the Ship owned by it which are due and payable on or prior the date of such withdrawal (including any general and administrative expenses) and to pay dividends (subject to compliance with Clause 12.3(b) Provided that no

Event of Default or Potential Event of Default has occurred at that time or will result from such withdrawal.
18.3	Location of accounts
Each Borrower shall promptly:
(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Accounts and the Minimum Liquidity Accounts (or any of them); and
(b)
execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts and the Minimum Liquidity Accounts.

18.4	Debits for expenses etc.
The Agent is hereby irrevocably authorised by the Borrowers from time to time to debit the Earnings Accounts (or any of them) and apply the relevant amount towards pro tanto satisfaction of the Borrowers' obligations to a Creditor Party in respect of the repayment of principal of and the payment of interest on the Loan, or any part thereof due and payable on each such date, together with all moneys expended or liabilities incurred by any Creditor Party described in Clauses 7, 20 or 21.
18.5	Borrowers' obligations unaffected
The provisions of this Clause 18 do not affect:
(a)	the liability of the Borrowers to make payments of principal and interest on the due dates;
(b)	the liability of the Borrowers to make payments to the Swap Bank pursuant to the Master Agreement on the due dates; or
(c)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.
19	EVENTS OF DEFAULT
19.1	Events of Default
An Event of Default occurs if:
(a)
any Borrower or any Security Party (other than the Approved Manager) fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.18, 11.19, 12.2, 12.3, 12.4, 13, 14.2, 14.3(b), 14.10 or 15.2; or
(c)
any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) if, in the opinion of the Majority Lenders, such default is capable of remedy and such default continues unremedied 10 days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Document) any breach by any of the Borrowers or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above) including, for the avoidance of doubt, a breach of clause 11.16 of the Guarantee entered into by the Corporate Guarantor; or

(e)
any representation, warranty or statement made or repeated by, or by an officer of, a Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:
(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or
(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or
(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable, provided that no Event of Default will occur under this paragraph (f) of Clause 19.1 in respect of the Corporate Guarantor and its subsidiaries (excluding the Borrowers) and, following a Qualified IPO, the Shareholder and its subsidiaries (excluding the Borrowers) if the aggregate amount of Financial Indebtedness falling within sub-paragraphs (i) to (v) above is less than $5,000,000 (or its equivalent in any other currency); or
(g)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or
(ii)
any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress or any form of freezing order and, except in the case of the Borrowers, having an aggregate value in excess of $1,000,000 and is not discharged within seven (7) days; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or
(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or
(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than a Borrower or the Approved Manager which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)
in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)
either a Borrower or any Security Party ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)
for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)
any consent necessary to enable a Borrower to own, operate or charter the Ship owned by it to enable a Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)
it appears to the Majority Lenders that, without their prior written consent, a change has occurred or probably has occurred after the date of this Agreement in the direct, ultimate and beneficial ownership of any of the shares in a Borrower or the Shareholder or in the ultimate control of the voting rights attaching to any of those shares unless:

(i)
such change results from a Qualified IPO and the Shareholder continues to remain the direct and legal owner of all the issued share capital of each Borrower, subject to the provisions of clause 12.4 of the Guarantee entered into by the Shareholder being complied with and the Corporate Guarantor shall be released from the Guarantee to which it is a party provided that the Guarantee entered into by the Shareholder remains valid and in full force and effect; or

(ii)
in connection with a Permitted Ultimate Beneficial Ownership Change, the Ultimate Beneficial Owner becoming the ultimate, direct or indirect, legal and beneficial holder of 100% of the issued share capital in each Borrower and/or the Shareholder, subject to:

(A)
the Ultimate Beneficial Owner giving at least 30 days' prior notice to the Agent of its intention to make a Permitted Ultimate Beneficial Ownership Change and requesting the consent of the Agent (acting on the instructions of the Lenders at their discretion);

(B)	the Agent (acting on the instructions of the Lenders at their discretion) providing its written approval to a Permitted Ultimate Beneficial Ownership Change; and
(C)	the Ultimate Beneficial Owner becoming the ultimate, direct or indirect, legal and beneficial holder of the total of the issued share capital in each Borrower and/or the Shareholder simultaneously, and the Corporate Guarantor and, in the event that the Shareholder is no longer the direct and legal owner of all the issued share capital of each Borrower on the date the Permitted Ultimate Beneficial Ownership Change is effected, the Shareholder shall be released from their obligations under the Guarantee to which each is a party subject to (1) the Approved Manager providing, in substitution of the Guarantee(s) entered into by the Corporate Guarantor and, if applicable the Shareholder, a guarantee of all the Borrowers' obligations under this Agreement and the other Finance Documents in such form as the Agent (acting on the instructions of the Majority Lenders) may require by no later than the date on which the Permitted Ultimate Beneficial Ownership Change is effected and (2) in the event that the Shareholder remains the legal and direct holder of all the issued share capital of each Borrower, the Guarantee entered into by the Shareholder remaining valid and in full force and effect; or
(l)	it appears to the Majority Lenders that, without their prior written consent:
(i)
the Ultimate Beneficial Owner owns or controls (whether directly or indirectly, legally or beneficially) less than 50 per cent. of the issued and outstanding common stock of the Corporate Guarantor or the ultimate voting rights attaching to such common stock; or

(ii)
any person, or group of persons acting in concert, have become the beneficial holder(s) (directly or indirectly) of a higher percentage of the issued and outstanding common stock of the Corporate Guarantor or, following a Qualified IPO, the Shareholder or of the ultimate voting rights attaching to such common stock than that held or exercised by the Ultimate Beneficial Owner or acquire a greater power to direct the management and policies of any of the Corporate Guarantor and the Borrowers or, following a Qualified IPO, the Shareholder (whether through the ownership of voting securities, contract or otherwise) than that enjoyed by the Ultimate Beneficial Owner; or

(m)
any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or
(o)
any Borrower, the Approved Manager or any other Security Party (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences its intention to rescind or repudiate a Finance Document; or

(p)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Majority Lenders; or

(q)
an Event of Default (as defined in section 14 of the Master Agreement) occurs with the Borrowers as the Defaulting Party (as defined in the Master Agreement) or an Early Termination has been designated by the Swap Bank in accordance with Section 6(a) of the Master Agreement; or

(r)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a change in the financial position, state of affairs or prospects of any Borrower or a Relevant Person; or
(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person, in the light of which the Majority Lenders consider that there is a significant risk that a Borrower or the Approved Manager is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.
19.2	Actions following an Event of Default
(a)	On, or at any time after, the occurrence of an Event of Default, the Agent may, and if so instructed by the Majority Lenders, the Agent shall:
(i)	serve on the Borrowers a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or
(ii)
serve on the Borrowers a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (a)(ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3	Termination of obligations
On the service of a notice under Clause 19.2 (a)(i), all the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.
19.4	Acceleration of Loan
On the service of a notice under Clause 19.2 (a)(ii), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice
The Agent may serve notices under Clauses 19.2 (a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.
19.6	Notification of Creditor Parties and Security Parties
The Agent shall send to each Lender, the Security Trustee, the Swap Bank and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide any Borrower or any Security Party with any form of claim or defence.
19.7	Creditor Party's rights unimpaired
Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or the Swap Bank under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.
19.8	Exclusion of Creditor Party liability
No Creditor Party nor any receiver or manager appointed by the Security Trustee, shall have any liability to a Borrower or a Security Party:
(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.
19.9	Relevant Persons
In this Clause 19, a "Relevant Person" means a Borrower, a Guarantor or any other Security Party (except the Approved Manager unless a Permitted Ultimate Beneficial Ownership Change is effected in accordance with this Agreement, following which, including the Approved Manager), and any company which is a subsidiary of either a Borrower or a Guarantor or of which the Borrowers or a Security Party is a subsidiary, but excluding any company which is dormant.

19.10	Interpretation
In Clause 19.1 (f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1 (g) "petition" includes an application.
19.11	Position of Swap Bank
Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.
20	FEES AND EXPENSES
20.1	Arrangement and commitment fees
The Borrower shall pay to the Agent:
(a)
a non-refundable arrangement fee of $765,000 (representing 0.85 per cent. of the Total Commitments) for distribution among the Lenders in the proportions agreed by the Agent and the Lenders which fee shall be payable in two equal instalments of $382,500 as follows:

(i)	the first instalment has been paid on 5 January 2018; and
(ii)	the second instalment shall be paid on or prior to the date of this Agreement; and
(b)
a non-refundable commitment fee, at the rate of 1.10 per cent. per annum on the undrawn or uncancelled Total Commitments, during the period from and including the date of this Agreement to the date on which the Commitments have been drawn-down or cancelled (the "Backstop Date") (payable quarterly in arears during that period and on the Backstop Date).

20.2	Costs of negotiation, preparation etc.
The Borrowers shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.
20.3	Costs of variations, amendments, enforcement etc.
The Borrowers shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:
(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;
(b)	any consent or waiver by the Lenders, the Swap Bank, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;
(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;

(d)	where the Agent, in its absolute opinion, considers that there has been a material change to the insurances in respect of a Ship, the review of the insurances of that Ship pursuant to Clause 13.17; or
(e)
any step taken by the Creditor Party concerned or the Swap Bank with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (e) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.
20.4	Documentary taxes
The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.
20.5	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.
21	INDEMNITIES
21.1	Indemnities regarding borrowing and repayment of Loan
The Borrowers shall fully indemnify the Agent and each Lender and the Swap Bank on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:
(a)	an Advance not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender or the Swap Bank claiming the indemnity;
(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;
(c)
any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19, and in respect of any tax (other than tax on its overall net income and a FATCA Deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs
Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss (including loss of prospective profit) incurred by a Lender:
(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of a Lender) to hedge any exposure arising under this Agreement or that part which the Lender determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities
The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:
(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,
other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.
Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.
21.4	Currency indemnity
If any sum due from any Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:
(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment;

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.
In this Clause 21.4, the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (Swiss time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 21.4 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.
21.5	Application to Master Agreement
For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.
21.6	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.
21.7	Environmental Indemnity
Without prejudice to its generality, Clause 21.3 covers any claims, demands, proceedings, liabilities, taxes, losses or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code.
21.8	Sums deemed due to a Lender
For the purposes of this Clause 21, a sum payable by a Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.
22	NO SET-OFF OR TAX DEDUCTION
22.1	No deductions
All amounts due from the Borrowers under a Finance Document shall be paid:
(a)	without any form of set-off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.
22.2	Grossing-up for taxes
If a Borrower is required by law to make a tax deduction from any payment:
(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and
(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes
Within one month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.
22.4	Exclusion of tax on overall net income
In this Clause 22, "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income or a FATCA Deduction.
22.5	Tax credits
A Creditor Party receives for its own account a repayment or credit in respect of tax on account of which the Borrowers have made an increased payment under Clause 22.2, it shall pay to the Borrowers a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrowers in respect of which the Borrowers made the increased payment Provided that:
(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;
(b)
nothing in this Clause 22.5 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)
nothing in this Clause 22.5 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrowers had not been required to make a tax deduction from a payment;

(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 22.5 shall be conclusive and binding on the Borrowers;
(e)
nothing in this Clause 22.5 shall oblige a Creditor Party to disclose any information relating to its affairs (tax or otherwise) or those of its ultimate payment company (or any subsidiary thereof) or any computations in respect of tax; and

(f)	the Agent's tax affairs for its tax year in respect of which such credit or repayment was obtained have been finally settled.
22.6	Application to Master Agreement
For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.
22.7	FATCA information
(a)	Subject to paragraph (c) below, each party to a Finance Document shall, within 10 Business
Days of a reasonable request by another party to a Finance Document:
(i)	confirm to that other party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)
supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party's compliance with FATCA; and

(iii)
supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party's compliance with any other law, regulation or exchange of information regime;

(b)
if a party to any Finance Document confirms to another party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly;

(c)
paragraph (a) above shall not oblige any Creditor Party to do anything, and paragraph (a)(iii) above shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality;
(d)
if a party to any Finance Document fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information;

(e)	If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:
(i)	where a Borrower is a US Tax Obligor and the relevant Lender is a Lender as at the date of this Agreement, the date of this Agreement;
(ii)	where a Borrower is a US Tax Obligor on a date on which a transfer under Clause 26 becomes effective and the relevant Lender is a Transferee Lender, such date; or

(iii)	the date of a request from the Agent supply to the Agent:
(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; and/or
(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation;
(f)	the Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower;
(g)
if any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower; and

(h)
the Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

22.8	FATCA Deduction
(a)
Each party to a Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to a Finance Document shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction; and

(b)
each party to a Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to a Finance Document to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent and the Agent shall notify the other Creditor Parties.

23	ILLEGALITY, ETC.
23.1	Illegality
This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:
(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or
(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or any other Finance Document.
23.2	Notification of illegality
The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.
23.3	Prepayment; termination of Commitment
On the Agent notifying the Borrowers, the Security Parties, the Security Trustee and the other Lenders under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective, the Borrowers shall prepay the Notifying Lender's Contribution in full in accordance with Clause 8.
24	INCREASED COSTS
24.1	Increased costs
This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:
(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".

24.2	Meaning of "increased costs"
In this Clause 24, "increased costs" means, in relation to a Notifying Lender (or a parent company of it):
(a)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement, or in the effective return which such a payment represents to the Notifying Lender, or on its capital; or

(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement; or
(e)
the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (the "Basel II Accord") or any other law or regulation implementing the Basel II Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel II Accord as well as "the international framework for liquidity risk measurement, standards and monitoring" and (i) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel Ill: A global regulatory framework for more resilient banks and banking systems", "Basel Ill: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (ii) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in December 2011, as amended, supplemented or restated and (iii) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel Ill" ("Basel Ill Accord") or any other law or regulation implementing the Basel Ill Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel Ill Accord and in both case as from time to time implemented by the Notifying Lender (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Notifying Lender or its holding company), but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or a FATCA Deduction.
For the purposes of this Clause 24.2, the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.
24.3	Notification to Borrowers of claim for increased costs
The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.
24.4	Payment of increased costs
The Borrowers shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender, the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment
If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrowers may give the Agent not less than 14 days' notice of their intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.
24.6	Prepayment
A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers' notice of intended prepayment and
(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and
(b)
on the date specified in the Borrowers' notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost.

24.7	Application of prepayment
Clause 8.10 shall apply in relation to the prepayment.
25	SET-OFF
25.1	Application of credit balances
Each Creditor Party may without prior notice:
(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from that Borrower to that Creditor Party and any other liability of that Borrower (whether actual or contingent) under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of that Borrower;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and/or
(iii)
enter into any other transaction, execute such document or make any entry in the name of the relevant Borrower and/or the Creditor Party with regard to the credit balance which the Creditor Party considers appropriate; and/or

(iv)
to combine and/or consolidate and/or liquidate all or any accounts (whether current, deposit, loan or of any other nature whatsoever, whether subject to notice or not and in whatever currency) of any one or more of the Borrowers with any office or branch of the Creditor Party.

25.2	Existing rights unaffected
No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document) including without limitation any rights of netting and set off conferred on the Swap Bank under the Master Agreement.
25.3	Sums deemed due to a Lender
For the purposes of this Clause 25, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.
25.4	No Security Interest
This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.
26	TRANSFERS AND CHANGES IN LENDING OFFICES
26.1	Transfer by Borrowers
No Borrower may, without the prior written consent of the Agent, given on the instructions of all the Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.
26.2	Transfer by a Lender
Subject to Clause 26.4, a Lender (the "Transferor Lender") may at any time cause:
(a)	its rights in respect of all or part of its Contribution; or
(b)	its obligations in respect of all or part of its Commitment; or
(c)	a combination of (a) and (b),
to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or any other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans or securities (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.
However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.
Any transfer made pursuant to this Clause 26.2 shall require the prior written consent of the Borrowers (such consent not to be unreasonably withheld or delayed and shall be deemed to be given if the Borrowers do not respond to the Agent's request for such consent within 10 Business Days of receiving the same) unless (i) a transfer is to be made at any time after the occurrence of an Event of Default which is continuing or (ii) to another Lender or an Affiliate of a Lender.
26.3	Transfer Certificate, delivery and notification
As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):
(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee and each of the other Lenders and the Swap Bank;
(b)	on behalf of the Transferee Lender, send to each Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and
(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above, but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.
26.4	Effective Date of Transfer Certificate
A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 on or before that date.
26.5	No transfer without Transfer Certificate
Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document (other than the Master Agreement) is binding on, or effective in relation to, any Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.
26.6	Lender re-organisation; waiver of Transfer Certificate
However, if a Lender enters into any merger, de-merger or other reorganisation, as a result of which all its rights or obligations vest in another person (the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee, waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.
26.7	Effect of Transfer Certificate
A Transfer Certificate takes effect in accordance with English law as follows:
(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents (other than the Master Agreement) are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which any Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;
(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;
(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents (other than the Master Agreement) which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of any Borrower or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents (other than the Master Agreement) which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document (other than the Master Agreement) or any misrepresentation made in or in connection with a Finance Document (other than the Master Agreement), the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of any Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.
26.8	Maintenance of register of Lenders
During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days' prior notice.
26.9	Reliance on register of Lenders
The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates
Each Borrower, the Security Trustee, each Lender and the Swap Bank irrevocably authorise the Agent to sign Transfer Certificates on their behalf.
26.11	Registration fee
In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $5,000 (and all costs, fees and expenses incidental to the transfer (including, but not limited to legal fees and expenses) from the Transferor Lender or (at the Agent's option) the Transferee Lender.
26.12	Sub-participation; subrogation assignment
A Lender may, sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them without the Borrowers' consent.
26.13	Disclosure of information
A Lender may, disclose to a potential Transferee Lender or sub-participant any information which a Lender has received in relation to any Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature in which case the relevant transferee, assignee or sub-participant must execute a confidentiality agreement in respect of such information (unless an Event of Default occurs, in which case no such confidentiality undertaking will be required).
26.14	Change of lending office
A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:
(a)	the date on which the Agent receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
26.15	Notification
On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.
26.16	Replacement of Reference Bank
If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrowers, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrowers, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank's appointment shall cease to be effective.

26.17	Security over Lender's rights
In addition to the other rights provided to the Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document (other than the Master Agreement) to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

(c)	except that no such charge, assignment or Security Interest shall:
(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by any Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27	VARIATIONS AND WAIVERS
27.1	Variations, waivers etc. by Majority Lenders
Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.
27.2	Variations, waivers etc. requiring agreement of all Lenders
However, as regards the following, Clause 27.1 applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender":
(a)	a reduction in the Margin;
(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;
(c)	an increase in any Lender's Commitment;
(d)	a change to the definition of "Majority Lenders";
(e)	a change to Clause 2 or this Clause 27;

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and
(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.
27.3	Exclusion of other or implied variations
Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:
(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or
(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.
28	NOTICES
28.1	General
Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.
28.2	Addresses for communications
A notice by letter or fax shall be sent:
(a) to the Borrowers:	c/o TMS Tankers Ltd. Athens Licensed Shipmanagement Office Omega Building Kifissias Avenue Amarousion 15125 Greece Tel No.: +30 210 8090 400 Fax No: +30 210 8090 405
(b) to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c) to the Agent	Credit Suisse AG St. Alban-Graben 1-3 Basel 4051 Switzerland Fax No: +(41) 61 266 79 39 Attn: Ship Finance Loans Administration
(d) to the Security Trustee:	Credit Suisse AG St. Alban-Graben 1-3 Basel 4051 Switzerland Fax No: +(41) 61 266 79 39 Attn: Ship Finance Loans Administration
(e) to the Swap Bank:	Credit Suisse AG Uetlibergstrasse 231 8070 Zurich Switzerland Fax No: +(41) 61 266 79 39 Attn: Ship Finance Loans Administration
or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.
28.3	Effective date of notices
Subject to Clauses 28.4 and 28.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and
(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 3 hours after its transmission is completed.
28.4	Service outside business hours
However, if under Clause 28.3 a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time;
the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.
28.5	Illegible notices
Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 2 hours after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices
A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:
(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or
(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.
28.7	Electronic communication between the Agent and the Lenders
Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(c)	notify each other of any change to their respective addresses or any other such information supplied to them.
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.
28.8	Electronic communication between the Agent and the Borrowers
The Agent and the Borrowers agree to send information via email to each other and possibly to third parties involved in the provision of services. In particular, the recipient is aware that:
(a)	the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;
(b)	the information can be changed and manipulated by a third party;
(c)	the sender's identity (sender of the e-mail) can be assumed or otherwise manipulated;
the Agent assumes no liability for any loss incurred as a result of manipulation of the e-mail address or content nor is it liable for any loss incurred by any Borrower and any other relevant persons due to interruptions and delays in transmission caused by technical problems.
The Agent is entitled to assume that all the orders and instructions received from the Borrowers or a third party designated by the Borrowers are from an authorized individual,

irrespective of the existing signatory rights in accordance with the commercial register or the specimen signature. The Borrowers shall further procure that all third parties referred to herein agree with the use of e-mails and are aware of the above terms and conditions related to the use of e-mail.
28.9	English language
Any notice under or in connection with a Finance Document shall be in English.
28.10	Meaning of "notice"
In this Clause 28, "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.
29	JOINT AND SEVERAL LIABILITY
29.1	General
All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and joint.
29.2	No impairment of Borrower's obligations
The liabilities and obligations of a Borrower shall not be impaired by:
(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;
(b)	any Lender or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;
(c)	any Lender or the Security Trustee releasing any other Borrower or any Security Interest created by a Finance Document; or
(d)	any combination of the foregoing.
29.3	Principal debtors
Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.
29.4	Subordination
Subject to Clause 29.5, during the Security Period, no Borrower shall:
(a)
claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or
(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or
(e)	exercise or assert any combination of the foregoing.
29.5	Borrower's required action
If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 29.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent 's notice.
30	SUPPLEMENTAL
30.1	Rights cumulative, non-exclusive
The rights and remedies which the Finance Documents give to each Creditor Party:
(a)	are cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
30.2	Severability of provisions
If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.
30.3	Counterparts
A Finance Document may be executed in any number of counterparts.
30.4	Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
30.5	Disclosure
(a)	The Borrowers authorise the Agent and each Lender to disclose all information related or connected to:
(i)	the Ships or any other vessel owned or operated by a Security Party;
(ii)	the negotiation, drafting and content of this Agreement, the other Finance Documents;
(iii)	the Loan; or
(iv)	any Security Party,

to any service provider (included but not limited to professional advisers, auditors, lawyers, accountants, surveyors, valuers, insurers, insurance advisers and brokers) or to any other party (including, but not limited to, any Affiliate of the Creditor Parties) in Switzerland or abroad which that Lender may in its discretion deem necessary or desirable in any connection with this Agreement or any other Finance Document for the purpose of the protection or enforcement of the Lenders' rights under this Agreement or any other Finance Document or to any person whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes Provided that the Agent shall procure that any recipient of information who is not subject to any applicable laws of confidentiality and/or duty of confidentiality pursuant to its professional code of conduct enters into a confidentiality agreement in respect of any information which is clearly confidential unless an Event of Default has occurred.
(b)
The Borrowers hereby release the Creditor Parties and each of their Affiliates and each of their officers, directors, employees, head office, professional advisers, auditors and representatives (together, the "Disclosing Party") from any confidentiality obligations or confidentiality restrictions arising from Swiss law or other applicable banking secrecy and data protection legislation which would prevent a Disclosing Party from disclosing any confidential information in accordance with this Clause or Clause 26.13.

31	BAIL IN
31.1	Contractual recognition of bail-in
(a)
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(b)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(c)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
32	LAW AND JURISDICTION
32.1	English law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

32.2	Exclusive English jurisdiction
Subject to Clause 32.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.
32.3	Choice of forum for the exclusive benefit of the Creditor Parties
Clause 32.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:
(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and
(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
No Borrower shall commence any proceedings in any country other than England in relation to a Dispute.
32.4	Process agent
Each Borrower irrevocably appoints Ince Process Agents Ltd at its registered office for the time being, presently at Aldgate Tower, 2 Leman Street, London El 8QW, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.
32.5	Creditor Parties' rights unaffected
Nothing in this Clause 32 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
32.6	Meaning of "proceedings"
In this Clause 32, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
LENDERS AND COMMITMENTS
Lender	Lending Office	Commitment (US$)
CREDIT SUISSE AG St. Alban-Graben 1-3 Basel 4051 Switzerland	Credit Suisse AG	$90,000,000

SCHEDULE 2
DRAWDOWN NOTICE
To:	Credit Suisse AG St. Alban-Graben 1-3 Basel 4051 Switzerland

From:	TORTUGA OWNERS INC. CECILIA OWNING COMPANY LIMITED FAROS OWNERS INC. and REGINA OWNERS INC. Attention: Loans Administration
[•] 2018
Dear Sirs
1
We refer to the loan agreement (the "Loan Agreement") dated [•] 2018 and made between ourselves, as joint and several Borrowers, the Lenders referred to therein, Credit Suisse, as Agent and as Security Trustee and Credit Suisse AG as Swap Bank, in connection with a facility of up to US$90,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow [Advance A] [Advance B] [Advance C] [Advance D] as follows:
(a)	Amount of Advances: US$[•];
(b)	Drawdown Date: [•];
(c)	Duration of the first Interest Period shall be [•] months; and
(d)	Payment instructions: [name and numbered [•] with [•] of [•]]
3	We represent and warrant that:
(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and
(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the above Advance[s].

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

……………………………………… for and on behalf of TORTUGA OWNERS INC. CECILIA OWNING COMPANY LIMITED FAROS OWNERS INC. and REGINA OWNERS INC.

SCHEDULE 3
CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in Clause 9.1(a) required before service of the first Drawdown Notice.
1
A duly executed original of this Agreement and each other Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B, and the Non-US Person Representation Letter.

2	Copies of the certificate of incorporation and constitutional documents of each Borrower and each Security Party.
3
Copies of resolutions of the shareholders and directors of each Borrower and each Security Party authorising the execution of each of the Finance Documents to which that Borrower or that Security Party is a party and, in the case of a Borrower, authorising named officers and attorneys-in-fact to give Drawdown Notices (and other notices under this Agreement and the other Finance Documents to which it is a party).

4	The original of any power of attorney under which any Finance Document is executed on behalf of a Borrower or a Security Party.
5	Copies of all consents which any Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document to which each is a party.
6	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts and the Minimum Liquidity Accounts.
7	Documentary evidence that the agent for service of process named in Clause 32.4 has accepted its appointment.
8	Evidence that the Minimum Liquidity amount required to be maintained by the Borrowers in accordance with Clause 12.4 is standing to the credit of the respective Minimum Liquidity Accounts.
9	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Marshall Islands, Malta and such other relevant jurisdictions as the Agent may require.
10
Satisfactory completion of the each Lender's compliance and due diligence requirements in connection with the "know your customer" process or similar identification procedures in relation to the transactions contemplated by the Finance Documents, (including, without limitation, any form requested by the Agent completed and signed by a person satisfactory to the Agent confirming the direct and ultimate shareholders in respect of the Borrowers (together with any other opening forms required by the Agent).

11	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B
The following are the documents referred to in Clause 9.1 (b) required before the Drawdown Date of an Advance:
In Part B of this Schedule 2, the following definitions have the following meanings:
(a)	"Relevant Borrower" means the Borrower which is the owner of the Relevant Ship; and
(b)	"Relevant Ship" means the Ship which is to be financed by using the proceeds of the Advance being drawn on the relevant Drawdown Date.
1	A duly executed original of the Mortgage, the General Assignment, and any Charterparty Assignment relating to the Relevant Ship (and of each document to be delivered pursuant thereto).
2	Documentary evidence that:
(a)	the Relevant Ship is definitively and permanently and/or, in the case of Ship A, provisionally registered in the name of the Relevant Borrower under the relevant Approved Flag;
(b)	the Relevant Ship is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents;
(c)
the Relevant Ship maintains the highest available class with, in respect of Ship A, DNV GL, in respect of Ship B, Bureau Veritas, in respect of Ship C, American Bureau of Shipping and, in respect of Ship D, Korean Register (or, in each case, an equivalent classification society acceptable to the Lenders in its sole discretion) free of all recommendations, qualifications and conditions of such classification society;

(d)
the Mortgage in respect of the Relevant Ship has been duly recorded or registered against that Ship as a valid first priority or, as the case may be, preferred mortgage in accordance with the laws of the relevant Approved Flag State; and

(e)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.
3	Documents establishing that the Relevant Ship will, as from the Drawdown Date of the relevant Advance, be managed by the Approved Manager on terms acceptable to the Lenders, together with:
(a)	the Approved Manager's Undertaking;
(b)
copies of the Approved Manager's documents of compliance (DOC) and the safety management certificate (SMC) in respect of the Ship referred to in paragraph (a) of the definition of the ISM Code Documentation; and

(c)	a copy of the International Ship Security Certificate in respect of the Ship.
4	A favourable opinion from an independent insurance consultant acceptable to and appointed by the Agent on such matters relating to the insurances for the Relevant Ship as the Agent may require.

5	If the Relevant Ship is subject to an Assignable Charter:
(a)	a copy of the Assignable Charter together with evidence in relation to its due authorisation and execution if such evidence is available to the Borrowers (on a best effort basis); and
(b)	a duly executed original of the relevant Charterparty Assignment.
6	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the relevant Approved Flag State and such other relevant jurisdictions as the Agent may require.
7
In respect of the Relevant Ship, two or, as applicable, three valuations of that Relevant Ship, each dated not earlier than one month prior to the relevant Drawdown Date, prepared in accordance with Clause 15.5 and delivered to the Agent at least 7 days prior to such Drawdown Date.

8	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.
Each copy document to be delivered under Part A and Part B of this Schedule shall be certified as a true and up to date copy by the secretary (or equivalent officer) of the Borrowers.

SCHEDULE 4
TRANSFER CERTIFICATE
The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.
To:	CREDIT SUISSE AG for itself and for and on behalf of each Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.
[•]
1
This Certificate relates to a Loan Agreement (the "Loan Agreement") dated [•] 2018 and made between (1) (1) Tortuga Owners Inc., Cecilia Owning Company Limited, Faros Owners Inc. and Regina Owners Inc. (the "Borrowers"), (2) the banks and financial institutions named therein, (3) Credit Suisse AG as Agent and as Security Trustee and (4) Credit Suisse AG as Swap Bank for a loan facility of up to US$90,000,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:
"Relevant Parties" means the Agent, each Borrower, each Security Party, the Security Trustee and each Lender and the Swap Bank;
"Transferor" means [full name] of [lending office]; and
"Transferee" means [full name] of [lending office].
3	The effective date of this Certificate is [•] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.
4
The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document (other than the Master Agreement) in relation to [•] per cent. of its Contribution, which percentage represents $[•].

5
By virtue of this Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•]] [from [•] per cent. of its Commitment, which percentage represents $[•]] and the Transferee acquires a Commitment of $[•].]

6
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents (other than the Master Agreement) which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:
(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and
(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee:
(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;
(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee or any Lender or the Swap Bank in the event that:
(i)	any of the Finance Documents prove to be invalid or ineffective;
(ii)	any Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;
(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrowers or Security Party under the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:
(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferee; and
(iii)	confirms the accuracy of the administrative details set out below regarding the Transferee.
10
The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor] By: By: Date: Date	[Name of Transferee]

Agent
Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party
Credit Suisse AG
By:
 Date:

Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Fax:
Contact Person
(Credit Administration Department):
Telephone:
Fax:
Account for payments:

Note: This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

EXECUTION PAGES
BORROWERS

SIGNED
by Savvas Tournis
for and on behalf of
TORTUGA OWNERS INC.
in the presence of:
ILIAS VASSILIOS TSIGOS
ATTORNEY-AT-LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS × GREECE

SIGNED
by Savvas Tournis
for and on behalf of
CECILIA OWNING COMPANY LIMITED
in the presence of:
ILIAS VASSILIOS TSIGOS
ATTORNEY-AT-LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS × GREECE

SIGNED
by Savvas Tournis
for and on behalf of
FAROS OWNERS INC.
in the presence of:
ILIAS VASSILIOS TSIGOS
ATTORNEY-AT-LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS × GREECE

SIGNED
by Savvas Tournis
for and on behalf of
REGINA OWNERS INC.
in the presence of:
ILIAS VASSILIOS TSIGOS
ATTORNEY-AT-LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS × GREECE

LENDERS

SIGNED
by Dimitris Karamacheras
for and on behalf of
CREDIT SUISSE AG
in the presence of:
ILIAS VASSILIOS TSIGOS
ATTORNEY-AT-LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS × GREECE
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

/s/ Savvas Tournis

/s/ Ilias Vassilios Tsigos

/s/ Savvas Tournis

/s/ Ilias Vassilios Tsigos

/s/ Savvas Tournis

/s/ Ilias Vassilios Tsigos

/s/ Savvas Tournis

/s/ Ilias Vassilios Tsigos

/s/ Dimitris Karamacheras

/s/ Ilias Vassilios Tsigos

AGENT

SIGNED
by Dimitris Karamacheras
for and on behalf of
CREDIT SUISSE AG
in the presence of:
ILIAS VASSILIOS TSIGOS
ATTORNEY-AT-LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS × GREECE

SECURITY TRUSTEE

SIGNED
by Dimitris Karamacheras
for and on behalf of
CREDIT SUISSE AG
in the presence of:
ILIAS VASSILIOS TSIGOS
ATTORNEY-AT-LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS × GREECE

SWAP BANK

SIGNED
by Dimitris Karamacheras
for and on behalf of
CREDIT SUISSE AG
in the presence of:
ILIAS VASSILIOS TSIGOS
ATTORNEY-AT-LAW
WATSON FARLEY & WILLIAMS
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS × GREECE

) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Dimitris Karamacheras /s/ Ilias Vassilios Tsigos /s/ Dimitris Karamacheras /s/ Ilias Vassilios Tsigos /s/ Dimitris Karamacheras /s/ Ilias Vassilios Tsigos